EXHIBIT 2.2

                                                                EXECUTION COPY

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                           ASSET PURCHASE AGREEMENT

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                                 BY AND AMONG



                           HELLER FINANCIAL CANADA,



                            AN ONTARIO PARTNERSHIP,


                                      AND


                         IKON OFFICE SOLUTIONS, INC.,



                            AN ONTARIO CORPORATION,





                      ----------------------------------

                             DATED MARCH 31, 2004

                      ----------------------------------








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




ARTICLE I       Definitions..................................................1

       Section 1.01.      Certain Defined Terms..............................1
       Section 1.02.      Interpretation and Rules of Construction...........1


ARTICLE II      Purchase and Sale............................................1

       Section 2.01.      Purchased Assets...................................1
       Section 2.02.      The Purchase Price.................................2
       Section 2.03.      The Closing........................................2
       Section 2.04.      Closing Deliveries and Payments....................2
       Section 2.05.      Settlement Payments................................3
       Section 2.06.      Post-Closing Amounts Received and Paid.............3
       Section 2.07.      Consents; Administration Pending Consent...........4


ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE
                SELLER    ...................................................6

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF THE
                PURCHASER....................................................6

ARTICLE V       CONDUCT AND TRANSACTIONS PRIOR TO CLOSING;
                COVENANTS; INDEMNITIES.......................................6

       Section 5.01.      Investigations; Operation of the Business..........6
       Section 5.02.      Pending or Threatened Litigation...................8
       Section 5.03.      Tax Matters........................................8
       Section 5.04.      Indemnifications, Assumptions of Liability and
                          Related Matters...................................10
       Section 5.05.      Preparation of Closing Date Schedule and Final
                          Adjusted Closing Date Schedule....................19
       Section 5.06.      Insurance; Risk of Loss...........................22
       Section 5.07.      Delivery of Portfolio Tape........................22
       Section 5.08.      Ancillary Agreements..............................23
       Section 5.09.      Intellectual Property and Technology for Transition
                          Services Agreement................................23
       Section 5.10.      Wind-Down of Conduit Facility.....................24
       Section 5.11.      Further Assurances................................24
       Section 5.12.      Payment of Brokers' or Finders' Fees..............24
       Section 5.13.      Supplements to Schedules..........................25
       Section 5.14.      Employee Matters..................................25
       Section 5.15.      [Intentionally Omitted]...........................25
       Section 5.16.      Records...........................................25
       Section 5.17.      Bulk Transfer Laws................................25
       Section 5.18.      Access to Facilities..............................26
       Section 5.19.      Delivery of Chargeback and Delinquency Reports....26

       Section 5.20.      Delivery of Closing Portfolio Tape................26
       Section 5.21.      Enforcement of Liens..............................26
       Section 5.22.      [Intentionally Omitted]...........................26
       Section 5.23.      [Intentionally Omitted]...........................26
       Section 5.24.      [Intentionally Omitted]...........................26
       Section 5.25.      Allocations.......................................26
       Section 5.26.      [Intentionally Omitted]...........................26
       Section 5.27.      Recourse Obligations..............................27
       Section 5.28.      [Intentionally Omitted]...........................27
       Section 5.29.      [Intentionally Omitted]...........................27
       Section 5.30.      [Intentionally Omitted]...........................27
       Section 5.31.      [Intentionally Omitted]...........................27
       Section 5.32.      Specified PPSA Registrations......................27




ARTICLE VI      CONDITIONS TO CLOSING; ABANDONMENT OF THE
                TRANSACTION.................................................27

       Section 6.01.      Conditions to the Obligations of the Purchaser....27
       Section 6.02.      Conditions to the Obligations of the Seller.......29
       Section 6.03.      Termination of Agreement and Abandonment of
                          Transactions......................................31


ARTICLE VII     TERMINATION OF OBLIGATIONS AND WAIVER OF

                CONDITIONS..................................................31

ARTICLE VIII    GENERAL.....................................................32

       Section 8.01.      Amendments........................................32
       Section 8.02.      Integrated Contract...............................32
       Section 8.03.      Governing Law.....................................32
       Section 8.04.      Notices...........................................32
       Section 8.05.      No Assignment.....................................33
       Section 8.06.      Headings..........................................34
       Section 8.07.      Counterparts......................................34
       Section 8.08.      Announcements.....................................34
       Section 8.09.      Severability......................................34
       Section 8.10.      Binding Effect....................................34
       Section 8.11.      Waiver of Jury Trial..............................34
       Section 8.12.      Exclusive Jurisdiction............................35
       Section 8.13.      No Third Party Beneficiary........................35
       Section 8.14.      Expenses..........................................35
       Section 8.15       Currency..........................................35

                               TABLE OF EXHIBITS



Exhibit Definitions
------- -----------

Exhibit B  Representations and Warranties of the Seller
Exhibit C  Representations and Warranties of the Purchaser
Exhibit D Form of Bill of Sale, Assignment and Assumption Agreement Exhibit E [Intentionally Omitted]
Exhibit F  Employee Matters
Exhibit G  Canadian Accounting Principles for Use in Preparing the Closing
           Date Schedule and the Final Adjusted Closing Date Schedule Exhibit H Form of Program Agreement
Exhibit I  Required Consents
Exhibit J  Additional Special Adjustments
Exhibit K  Form of GE Guaranty
Exhibit L  Form of IKON Guaranty

                              DISCLOSURE SCHEDULE


Schedule 1.01(a)      Excluded Assets
Schedule 1.01(b)      Knowledge
Schedule 1.01(d)      Excluded Liabilities
Schedule 1.01(f)      Excluded Assets
Schedule 1.01(j)      Employees
Schedule 1.01(j)(A)   Certain Employee Information
Schedule 1.01(k)      Prohibited Assignees
Schedule 3.01(a)      Organization and Good Standing
Schedule 3.01(b)      Organization and Good Standing
Schedule 3.03(a)      No Conflicts
Schedule 3.03(b)      No Conflicts
Schedule 3.04         Consents
Schedule 3.05(a)      No Violations of Law
Schedule 3.06(a)      Financial Statements; Reports
Schedule 3.06(c)      Financial Statements; Reports
Schedule 3.06(d)      Financial Statements; Reports
Schedule 3.07(a)      Absence of Certain Changes
Schedule 3.08(a)      Employee Benefit Plans, Etc.
Schedule 3.09(b)      Taxes
Schedule 3.13         Litigation and Liabilities
Schedule 3.15         Insurance
Schedule 3.18(b)      Financing Contracts
Schedule 3.18(d)      Financing Contracts
Schedule 3.18(f)      Financing Contracts
Schedule 3.18(g)      Financing Contracts
Schedule 3.19(a)      Portfolio Property
Schedule 3.19(d)      Portfolio Property
Schedule 5.19(a)      Form of Monthly Chargeback Report
Schedule 5.19(b)      Form of Monthly Delinquency Report
Schedule 6.01(e)      Certificates Closing Deliveries

                           ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT, dated March 31, 2004, is between HELLER FINANCIAL CANADA, an Ontario partnership (the "Purchaser"), and IKON OFFICE SOLUTIONS, INC., an Ontario corporation (the "Seller"), each of which agrees as follows:

                                   ARTICLE I

                                  DEFINITIONS

          Section 1.01. CERTAIN DEFINED TERMS. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

          Section 1.02. INTERPRETATION AND RULES OF CONSTRUCTION. In this Agreement, except to the extent that the context otherwise requires:

          (a) when a reference is made in this Agreement to an article, section, exhibit or schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;

          (b) whenever the words "include", "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

          (c) the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

          (d) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

                                  ARTICLE II

                               PURCHASE AND SALE

          Section 2.01. PURCHASED ASSETS.

          (a) Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser shall purchase (or shall cause one or more Acquiring Entities to purchase) from the Seller, and the Seller shall sell, assign, transfer and convey (or shall cause one or more of its Affiliates to sell, assign, transfer and convey) to the Purchaser (or one or more Acquiring Entities) the Purchased Assets.

          (b) Excluded Assets. The Seller shall not sell, assign, transfer or convey (or cause any Affiliate to sell, assign, transfer or convey) to the Purchaser or any Acquiring Entity, and neither the Purchaser nor any Acquiring Entity shall purchase, any Excluded Assets.

          (c) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, the Seller shall assign and delegate to the Purchaser (or one or more Acquiring Entities), and the Purchaser shall (or shall cause one or more Acquiring Entities to) assume and be obligated to pay when due, perform, or otherwise discharge, only the Assumed Liabilities.

          (d) Excluded Liabilities. Neither the Purchaser nor any Acquiring Entity shall assume or otherwise become liable for any Excluded Liabilities.

          Section 2.02. THE PURCHASE PRICE. The purchase price to be paid by the Purchaser for the Purchased Assets shall be an amount equal to (a) the aggregate amount of the Purchased Assets minus (b) the aggregate amount of the Assumed Liabilities, in each case, as reflected on the Final Adjusted Closing Date Schedule plus (c) the Additional Amount (the "Purchase Price").

          Section 2.03. THE CLOSING. The Closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall (subject to the terms and conditions set forth in this Agreement) be held at the City of Toronto offices of Davies Ward Phillips & Vineberg LLP, or such other location as the parties may mutually agree upon, at 10:00 a.m. (Toronto time) on the last calendar day of the month in which the conditions set forth in
Article VI are satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof) or, if such day is not a Business Day, the next succeeding Business Day, or at such other time, date and place as the parties may mutually agree.

          Section 2.04. CLOSING DELIVERIES AND PAYMENTS.

          (a) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

          (i) one or more bills of sale and assignment and assumption agreements, each substantially in the form attached hereto as Exhibit D (the "Bills of Sale"), duly executed by the Seller and each of its Affiliates that has any right, title or interest in the Purchased Assets, pursuant to which (A) the Purchaser (or one or more Acquiring Entities) shall acquire all of their right, title and interest in, to and under the Purchased Assets, and (B) the Seller or its applicable Affiliate shall delegate, transfer, assign and allocate to the Purchaser (or one or more Acquiring Entities) the Assumed Liabilities;

          (ii) a receipt or receipts for the Initial Payment; and

          (iii) the certificates and other documents required to be delivered pursuant to Section 6.01.

          (iv) [Intentionally Omitted]

          (b) At the Closing:



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          (i) the Purchaser shall (and/or shall cause one or more Acquiring
     Entities to) pay to the Seller the Initial Payment by wire transfer of immediately available funds to an account designated to the Purchaser in writing by the Seller prior to the Closing Date; and

          (ii) the Purchaser shall deliver or cause to be delivered to the
     Seller:

          (A) one or more Bills of Sale providing for the assumption of the Assumed Liabilities, duly executed by the Purchaser (or one or more Acquiring Entities), pursuant to which the Purchaser (or one or more Acquiring Entities) shall accept the Purchased Assets and assume the Assumed Liabilities; and

          (B) the certificates and other documents required to be delivered pursuant to Section 6.02.

          (c) On the last Business Day of the month immediately following the month of the Closing, the Purchaser shall pay to the Seller the GST and QST exigible on the Initial Payment by wire transfer of immediately available funds to the account to which the Initial Payment was wire transferred.

          Section 2.05. SETTLEMENT PAYMENTS. On the Settlement Date, the following amounts shall be paid, by wire transfer of immediately available funds, to an account designated in writing prior to the Settlement Date by the recipient thereof to the party required to make such payment:

          (a) if the Purchase Price exceeds the Initial Payment, the Purchaser shall (and/or shall cause the applicable Acquiring Entity to) pay to the Seller an amount equal to the Settlement Payment plus the Settlement Interest in respect thereof; or

          (b) if the Initial Payment exceeds the Purchase Price, the Seller shall pay to the Purchaser (and/or one or more Acquiring Entities, as directed by the Purchaser) an amount equal to the Settlement Payment plus the amount in respect of GST and QST on the Settlement Payment previously paid by the Purchaser to the Seller plus the Settlement Interest in respect thereof.

If a Settlement Payment is made pursuant to Section 2.05(a), then on the last Business Day of the month immediately following the month of the Settlement Date, the Purchaser shall pay to the Seller the GST and QST exigible on the Settlement Payment made pursuant to Section 2.05(a) by wire transfer of immediately available funds to the account to which the Purchase Price was wire transferred.

          Section 2.06. POST-CLOSING AMOUNTS RECEIVED AND PAID. After the Closing Date, all amounts which are received by the Seller or any of its Affiliates in respect of any of the Purchased Assets shall be received by such Person as agent, in trust for and on behalf of the Purchaser, and following the Closing the Seller shall, on a weekly basis, pay, or cause to be paid to the Purchaser, by wire transfer of immediately available funds (in the same currency such amounts are received) to an account designated by the Purchaser to the Seller in writing two days prior to the Closing Date (or such other account as the Purchaser may, from time to time, designate upon no less than




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five Business Days' written notice to the Seller), all such amounts received by or paid to the Seller or any of its Affiliates, and shall provide the Purchaser information as to the nature and source of all such payments, including any invoice related thereto. After the Closing Date, all amounts which are received by the Purchaser or any of its Affiliates in respect of any of the Excluded Assets shall be received by such Person as agent, in trust for and on behalf of the Seller, and the Purchaser shall, on a weekly basis, pay, or cause to be paid to the Seller, by wire transfer of immediately available funds (in the same currency such amounts are received) to an account designated by the Seller to the Purchaser in writing two days prior to the Closing Date (or such other accounts as the Seller may, from time to time, designate upon no less than five Business Days' written notice to the Purchaser), all such amounts received by or paid to the Purchaser or any of its Affiliates, and shall provide the Seller information as to the nature and source of all such payments, including any invoice relating thereto.

          Section 2.07. CONSENTS; ADMINISTRATION PENDING CONSENT.

          (a) (i) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any Purchased Asset or any claim or right or any benefit arising under or resulting from such Purchased Asset that is included in the Purchased Assets but is not assignable or transferable without the consent of any Person (other than the Purchaser or any of its Affiliates, or the Seller or any of its Affiliates) or for which assignment without such consent would constitute a breach thereunder, to the extent that such consent shall not have been obtained prior to the Closing; provided, however, that subject to Section 2.07(a)(ii), the Seller shall use all commercially reasonable efforts to obtain all necessary consents to the assignment thereof and, upon obtaining the requisite third party consents thereto, such Purchased Asset or any claim or right or any benefit arising under or resulting from such Purchased Asset shall be transferred and assigned to the Purchaser or the applicable Acquiring Entity hereunder in accordance with Section 2.04(a)(i), at no additional consideration from the Purchaser or such Acquiring Entity.

          (ii) At any time following a reasonable determination by the Purchaser that the Seller has failed to obtain any consent pursuant to
     Section 2.07(a)(i) with respect to a Purchased Financing Contract, the Purchaser or any of its Affiliates shall have the right, exercisable by delivering to the Seller a Repurchase Notice with respect to such Purchased Financing Contract, to require the Seller to purchase, on the Specified Settlement Date, any such Purchased Financing Contract for a price equal to the Repurchase Price set forth in the Repurchase Notice.

          (iii) The closing of each repurchase of a Purchased Financing Contract pursuant to Section 2.07(a)(ii) shall take place on the related Specified Settlement Date. Upon each repurchase of a Purchased Financing Contract pursuant to Section 2.07(a)(ii), (A) the Seller shall pay, or shall cause any of its Affiliates to pay, to the Purchaser or its Affiliates, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, the aggregate Repurchase Price with respect to such Purchased Financing Contract to be sold at



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     such closing, and (B) the Purchaser shall assign, or shall cause any of its Affiliates to assign, to the Seller or any of its Affiliates on an "AS-IS, WHERE IS" basis, without representation, warranty or recourse of any kind (other than Agreed Warranties (as defined in the Program Agreement)), all of the Purchaser's or its Affiliate's right, title and interest in (1) the Purchased Financing Contract described in the related Repurchase Notice and for which the Seller or its Affiliates had paid the Repurchase Price as provided in the foregoing clause (A), and (2) the Portfolio Property, if any, that is subject to or governed by such Purchased Financing Contract to the extent that such Portfolio Property shall not theretofore have been (x) transferred or sold to an Obligor under such Purchased Financing Contract (or its Affiliate or assignee),
     (y) foreclosed upon or repossessed and remarketed, or (z) sold or re-leased following termination of such Purchased Financing Contract.

          (iv) Each Repurchase Notice shall specify the Purchased Financing Contract as to which the Purchaser or its Affiliate is exercising a Repurchase Option, a description of the failure to receive the consent pursuant to which such Repurchase Option is being exercised and the Repurchase Price in respect of such Purchased Financing Contract (together with (x) a summary showing in reasonable detail the manner in which such Repurchase Price was calculated and (y) a duly executed certificate of the Purchaser certifying the calculation of such Repurchase Price). Delivery of a Repurchase Notice by the Purchaser or its Affiliate shall be irrevocable and, upon delivery thereof to the Seller, the Seller shall be bound to pay to the Purchaser, on the related Specified Settlement Date, the Repurchase Price with respect to the Purchased Financing Contract identified in such Repurchase Notice, subject only to the condition that the Purchaser or its Affiliate assign such Purchased Financing Contract at the closing of such repurchase on the terms described above in Section 2.07(a)(iii).

          (b) With respect to any Purchased Asset or any claim or right or any benefit arising under or resulting from such Purchased Asset included in the Purchased Assets that is not assigned to the Purchaser or an Acquiring Entity at the Closing by reason of Section 2.07(a), after the Closing and until the applicable requisite consents are obtained and the foregoing sold and assigned to the Purchaser or the applicable Acquiring Entity, the Seller shall provide in any lawful and reasonable manner to the Purchaser or the applicable Acquiring Entity, in accordance with this Section 2.07(b), the benefits under each such Purchased Asset or right or any benefit arising under or resulting from such Purchased Asset (with the Purchaser responsible for all Assumed Liabilities thereunder to the extent it would be liable under the applicable Purchased Asset if the requisite consent had been obtained and such Purchased Asset or right had been assigned to the Purchaser). In particular, in the event that any requisite consent is not obtained prior to Closing, then the Purchaser or the applicable Acquiring Entity and Seller shall enter into such lawful and reasonable arrangements (including sublicensing, subleasing or subcontracting, if permitted) to provide to the Purchaser or such Acquiring Entity the economic and operational equivalent of obtaining such requisite consent and assigning such Purchased Asset or right, including enforcement for the benefit of the Purchaser or such Acquiring Entity of all claims or rights arising thereunder, and the performance by the Purchaser or such Acquiring Entity of the obligations thereunder. The Seller shall




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     take all actions reasonably requested by the Purchaser or the applicable
     Acquiring Entity to enforce the rights of the Purchaser or such Acquiring Entity under any such Purchased Assets, including the assertion and enforcement of any right, claim, presentation, demand or draw under or with respect to any such Purchased Assets. Upon the Closing, the Seller authorizes the Purchaser and the Acquiring Entities, to the extent permitted by applicable Law, at the Purchaser's expense to (x) perform all of the Assumed Liabilities under each of the contracts and agreements that comprise the Purchased Assets but that are not assigned to the Purchaser or an Acquiring Entity after giving effect to Section 2.07(a) and (y) amend, modify or waive any such contract or agreement in the Seller's name and in such manner as the Purchaser or the applicable Acquiring Entity may reasonably desire. On the Closing Date, or as requested from time to time after the Closing Date, the Seller shall provide to the Purchaser and the Acquiring Entities such powers of attorney as the Purchaser may reasonably request in order to enable the Purchaser and the Acquiring Entities to effectuate the foregoing provisions; provided, however, that any and all liabilities or obligations incurred by the Seller arising out of, resulting from, based upon, in connection with or relating to any action taken by the Purchaser or the applicable Acquiring Entity pursuant to any such power of attorney shall be Assumed Liabilities.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

          The Seller makes the representations and warranties set forth on Exhibit B to the Purchaser on the date hereof and on the Closing Date, other than those representations and warranties that speak as of a date other than the Closing Date, which are made as of such date. Reference in this Agreement or in any of the Schedules or Exhibits hereto to any of Sections 3.01 through
3.22 shall be deemed to be references to the corresponding Sections of Exhibit
B.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser makes the representations and warranties set forth on Exhibit C to the Seller on the date hereof and on the Closing Date. Reference in this Agreement or in any of the Schedules or Exhibits hereto to any of Sections 4.01 through 4.08 shall be deemed to be references to the corresponding Sections of Exhibit C.

                                  ARTICLE V

                  CONDUCT AND TRANSACTIONS PRIOR TO CLOSING;
                            COVENANTS; INDEMNITIES

          The Seller agrees and covenants with the Purchaser as follows:

          Section 5.01. INVESTIGATIONS; OPERATION OF THE BUSINESS. Between the date of this Agreement and the Closing:




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          (a) The Seller shall give or cause to be given to the Purchaser and its representatives and agents reasonable access, upon reasonable notice, to all the premises, personnel and books and records (wherever located) of the Seller, including all accounting books and records, all financial records and statements, and all Tax Returns and tax records, in each case pertaining to any Purchased Financing Contract, any Portfolio Property, any Assumed Liability, or any other Purchased Asset; provided, however, that such investigation shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the business of the Seller.

          (b) [Intentionally Omitted]

          (c) Except as otherwise expressly provided in this Agreement, the Seller shall use commercially reasonable efforts consistent with past practices to preserve substantially intact the Business and the Purchased Assets and shall use commercially reasonable efforts to preserve its present business relationships consistent with past practices, including relationships with (x) each Transferred Employee, (y) each Person that has a business relationship which is advantageous to the Business and (z) Obligors under Purchased Financing Contracts, in each case, where the discontinuance of such relationships would reasonably be expected to have a material adverse effect on the Purchased Assets or the billing, collection, administration or servicing thereof. Nothing in this Section 5.01(c) shall prevent the Seller from applying the Risk Management Policy For Leasing in a manner consistent with Section 5.01(d).

          (d) Except as otherwise expressly required by this Agreement, the Seller shall conduct the Business in the ordinary and usual course consistent with its past practices, maintain its books, accounts and records with respect to the Purchased Assets in the usual, regular and ordinary manner, cause such books, accounts and records to be true and complete in all material respects and comply with the provisions set forth in the remainder of this Section 5.01(d). Except as otherwise expressly required by this Agreement, with respect to the Business, the Seller shall not: (i) waive or commit to waive any right that would reasonably be expected to have a Material Adverse Effect;
(ii) modify, replace or supersede the Risk Management Policy For Leasing or write down or write-off any Financing Contract other than in accordance with Seller's write-off policy in effect on the date hereof; (iii) modify, replace or supersede any credit, underwriting or collection practices of the Seller with respect to, or in any way modify the payment schedule, payment terms or any other term or condition of, any Purchased Financing Contract, or make any advance, extension, novation or other accommodation to any lessee or Obligor under any Purchased Financing Contract, except, in each case, for modifications, replacements, supersessions, advances, extensions, novations or other accommodations made or entered into in the ordinary course of business, consistent with the past practices and with the Risk Management Policy For Leasing, and reflected, to the extent applicable, in the books and records of the Seller; (iv) except for Permitted Encumbrances, mortgage, pledge, or otherwise encumber any Purchased Assets; (v) sell, lease, transfer or otherwise dispose of any of the Purchased Assets, other than any of the following entered into in the ordinary course of business consistent with the past practices of the Seller: (A) leases or conditional sales of equipment that is subject to Financing Contracts, (B) sales, leases, transfers or other disposals of Portfolio Property following (or concurrently with) the expiration or termination of the relevant Purchased



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Financing Contract and (C) sales, leases, transfers or other disposals of obsolete tangible personal Property that is no longer used in the Business;
(vi) take any action that would breach any of the Seller's representations, warranties or covenants contained in this Agreement if such representation, warranty or covenant were made at the time of the action; or (vii) enter into any agreement, contract or commitment (other than this Agreement) to do any of the things prohibited by the foregoing clauses (i) through (vii); provided, however, that nothing contained in this Agreement shall prohibit (A) the Seller from granting Encumbrances to secure borrowings that will be repaid at or prior to Closing or (B) the Seller from complying with the Conduit Facility Document or continuing the Conduit Facility in compliance with such Conduit Facility Document, subject to satisfaction of the condition precedent set out in Section 6.01(p), in each case in the ordinary course of business consistent with past practices.

          (e) The Purchaser shall not (i) take any action that would breach any of the Purchaser's representations, warranties or covenants contained in this Agreement if such representation, warranty or covenant were made at the time of the action; or (ii) enter into any agreement, contract or commitment (other than this Agreement) to do any of the things prohibited by the foregoing clause (i).

          Section 5.02. PENDING OR THREATENED LITIGATION. Between the date of this Agreement and the Closing, the Seller and the Purchaser shall inform each other, promptly upon obtaining Knowledge thereof, of any pending or threatened Action which reasonably could be anticipated to (a) render inaccurate in any material respect any representation or warranty made by the Seller or the Purchaser (as the case may be); or (b) prohibit or restrain or materially and adversely affect the consummation of the transactions contemplated hereby or the performance by the Seller or the Purchaser of its respective obligations hereunder.

          Section 5.03. TAX MATTERS.

          (a) Allocation of Purchase Price. As soon as practicable following the signing of this Agreement, but in no event later than 120 days following the Closing Date, the Purchaser shall provide to the Seller a draft purchase price allocation schedule and any required exhibits thereto with the Purchaser's proposed allocation of the Purchase Price, including the Assumed Liabilities, among the Purchased Assets. Within 60 days after the receipt of such draft purchase price allocation schedule, the Seller shall propose to the Purchaser any changes to such draft purchase price allocation schedule or shall indicate its concurrence therewith. The failure by the Seller to propose any such change or to indicate its concurrence within such 60 days shall be deemed to be an indication of its concurrence with such draft purchase price allocation schedule. The Purchaser and the Seller shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such allocation of the Purchase Price and shall take no position contrary thereto unless required to do so by applicable Tax Laws. Any disputes with respect to the items on the draft purchase price allocation schedule which the Purchaser and the Seller, acting in good faith, are unable to resolve shall be resolved pursuant to
Section 5.05(b). Each of the parties to this Agreement shall be bound by the decision rendered in accordance with Section 5.05(b).

          (b) [Intentionally Omitted].

          (c) Cooperation with Respect to Tax Returns. The Purchaser and the Seller agree to furnish or cause to be furnished to each other, and each at its own expense, in a timely manner, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim or Action relating to any adjustment or proposed adjustment with respect to Taxes or any appraisal of the Purchased Assets. The Seller shall retain in its possession all Tax Returns and Tax records relating to the Purchased Assets that might be relevant to any Taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, the Seller may dispose of such materials; provided, however, that prior to such disposition the Seller shall give the Purchaser a reasonable opportunity to take possession of such materials, at the Purchaser's expense.

          (d) Erroneous Tax Payments. If the Purchaser determines that any Taxes in respect of any Purchased Financing Contract are due and the Seller erroneously paid such Taxes at the inception of such Purchased Financing Contract and the Purchaser is unable to collect such Taxes from the Obligor under such Purchased Financing Contract, at the Purchaser's request the Seller shall initiate a timely and proper refund claim for the relevant Taxes. The Seller shall promptly pay any such refund and the interest actually received thereon to the Purchaser upon receipt thereof by the Seller, net of any reasonable out of pocket expenses incurred by the Seller in connection with such refund claim. For the avoidance of doubt, the Seller shall be deemed to actually receive a refund to the extent that the making of a claim for a refund results in a reduction of any Tax liability of the Seller.

          (e) Income Tax Election. The Purchaser (and any Acquiring Entity resident in Canada) and the Seller agree to elect jointly in the prescribed form under section 22 of the Tax Act as to the sale of all of the Purchased Assets that are accounts receivable and described in section 22 of the Tax Act and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 5.03(a) as the consideration paid by the Purchaser (and any Acquiring Entity resident in Canada) therefor.

          (f) GST Input Tax Credit Supporting Documentation. The Seller will promptly provide the Purchaser with "supporting documentation" within the meaning of and in compliance with the Input Tax Credit Information (GST/HST) Regulation in respect of all purchases made by the Purchaser under this Agreement.

          (g) Tax Exemption Certificates. The Purchaser shall deliver on Closing an exemption certificate or certificates, executed by the Purchaser (and any Acquiring Entity whose purchase of Purchased Assets is subject of any provincial sales tax) as required, which provide the Purchaser (and any Acquiring Entity whose purchase of Purchased Assets is subject of any provincial sales tax) is exempt from tax under the Retail Sales Tax Act (Ontario) and the equivalent legislation in the other Canadian provinces in relation to the sale of the Purchased Assets to the Purchaser (and any Acquiring Entity whose purchase of Purchased Assets is subject of any provincial sales tax).

          Section 5.04. INDEMNIFICATIONS, ASSUMPTIONS OF LIABILITY AND RELATED MATTERS.

          (a) Indemnification by the Seller for Breach. Following the Closing, the Seller shall indemnify and hold harmless each of the Purchaser, its Partners, their Affiliates, and their respective directors, officers, employees and agents (collectively, the "Purchaser Indemnified Parties"), from and against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) any breach of any representation or warranty made by the Seller in this Agreement that, as of the Closing, has not been cured by the Seller or waived by the Purchaser in accordance with Section 8.01; (ii) any failure to perform any covenant, agreement or undertaking on the part of the Seller contained in this Agreement; or (iii) any breach of a representation or warranty in or omission of information included in any certificate delivered by or on behalf of the Seller pursuant to Section 5.19 or Section 6.01(a)(iii)(A). For purposes of this Section 5.04(a), a breach of a representation or warranty contained in this Agreement (other than in Section 3.07(a)) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect, knowledge or Knowledge in any such representation or warranty or any limitation expressed as a monetary amount contained in Section 3.13 or Section 3.20, it being the intention of the parties hereto that the Purchaser Indemnified Parties shall be indemnified and held harmless from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based upon or relating to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality, Material Adverse Effect, knowledge or Knowledge in any such representation or warranty or any limitation expressed as a monetary amount contained in Section 3.13 or Section 3.20 with respect thereto.

          (b) Limitation on Liability.

          (i) Each Purchaser Indemnified Party entitled to indemnification for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to (A) a breach of any representation or warranty in Sections 3.01, 3.02, 3.03, 3.16, 3.18(b)(iii)(B), 3.19(a),
     3.20 and 3.22 (individually a "Seller Special Representation" and collectively, the "Seller Special Representations"), or (B) a failure to perform any covenant, agreement or undertaking of the Seller shall be entitled to such indemnification for the full amount of such Damages regardless of the amount of the Damages.

          (ii) Each Purchaser Indemnified Party entitled to indemnification under Section 5.04(a)(i) or Section 5.04(a)(iii) for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to a breach of any representation or warranty made by the Seller in this Agreement other than a Seller Special Representation or a breach of a representation or warranty in or omission of information included in any certificate delivered by or on behalf of the Seller pursuant to Section
     5.19 or Section 6.01(a)(iii)(A), shall be entitled to indemnification from the Seller for the full amount of all such Damages in excess of the amount which is 10% of the Purchase Price; provided, however, that in no event shall the Seller's indemnification obligations in respect of Damages resulting from, arising out of, based on or relating to any such breach of representation or warranty exceed the amount of the Purchase Price.

          (iii) With respect to any breach of the agreements and covenants contained in Section 5.01(a) and Section 5.02, to the extent that the Damages claimed by a Purchaser Indemnified Party in respect of any such breach result from, arise out of or are based on or relate to facts, events and circumstances that would give rise to a claim for indemnification under Section 5.04(a)(i) for a breach of representation or warranty that is not a Special Representation, such claim for breach of Section 5.01(a) and 5.02 shall be subject to the limitation on liability set forth in Section 5.04(b)(ii) to the same extent, if any, as a claim for breach of such representation or warranty. Subject only to the foregoing sentence, in the event that a claim or demand for indemnification may be made under more than one provision of this Section 5.04, the Person making such claim or demand shall have the right to elect the provision of this Section 5.04 pursuant to which such claim or demand for indemnification is made.

          (iv) In calculating the amount of Taxes that are indemnifiable for Damages resulting from a breach of a representation for the purposes of
     Section 5.04(a)(i), Section 5.04(b)(i) or Section 5.04(b)(ii), the amount of such Damages shall be an amount equal to the excess of (i) the Tax liability actually incurred by the Purchaser, its Partners and their Affiliates over (ii) the Tax liability that the Purchaser and its Affiliates would have incurred if such representation was true and correct (the "Tax Differential"). The Tax director of the Purchaser's Vendor Financial Services business unit (the "Tax Director") shall make a good faith effort to establish the Tax Differential and shall certify such amount and the rationale for such calculation to the Seller (the "Tax Certification"). The Seller shall pay such Tax Differential to the Purchaser within 30 days of receipt of the Tax Certification. In the event that any item giving rise to the Tax Differential will reverse itself in future years or otherwise result in any Tax savings to the Purchaser, its Partners and their Affiliates in future years, the Tax Certification shall provide the Tax Director's best estimate of when the Tax Differential will reverse itself. In addition, the Tax Director shall make a good faith effort to calculate the actual amount of such Tax benefit and shall certify such amount and the rationale for such calculation to the Seller within 30 days of the filing of any of its Tax Returns which reflect the realization of any such Tax benefit, and shall pay such amount to the Seller at the time of such certification.

          (v) [Intentionally Omitted]

          (vi) The Purchaser acknowledges that the Program Documentation shall provide that the remedies available thereunder in respect of an IKON Servicing Breach (as such term is defined in the Program Agreement) would apply to the exclusion of any indemnification remedy under this Agreement for Damages arising out of the failure of an Obligor to make one or more payments under a Purchased Financing Contract as a consequence of an actual (or asserted) IKON Servicing Breach.

          (c) Survival of Representations and Warranties of the Seller.

          (i) The Seller Special Representations and indemnifications with respect to their breach shall survive until 60 days after the expiration of the applicable statute of limitations; provided that the representations and warranties in Section 3.20 shall survive until the expiration of 5 years after the Closing.

          (ii) The representations and warranties of the Seller in this Agreement which are not Seller Special Representations shall survive the Closing until the expiration of 18 months after the Closing.

          (iii) The representations and warranties of the Seller which are contained in Section 3.09 shall survive until 60 days after the expiration of the applicable statute of limitations.

          (d) Seller Benefit Plan Indemnification. Following the Closing, the Seller shall indemnify and hold harmless all Purchaser Indemnified Parties from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to:

          (i) any Seller Benefit Plan, maintained or contributed to, at any time, by the Seller, or to which the Seller is obligated to contribute at any time;

          (ii) the employment or termination of employment, including a constructive termination or failure to employ, by the Seller of any individual (including any employee of the Seller) attributable to any actions or inactions prior to the Closing;

          (iii) any claims by any employee of the Business or any Governmental Entity against the Purchaser for any statutory violation in respect of its hiring practices based upon any exclusion by the Seller of any employee of the Business from Schedule 1.01(j) to the US Asset Purchase Agreement or Schedule 1.01(j);

          (iv) any claims by any employee of the Seller for workers' compensation and/or related medical benefits made or asserted after the Closing, but which result from, arise out of, are based on or relate to an injury or illness that occurred prior to the Closing; or

          (v) any statutory or common law or civil law notice, severance pay, termination pay in lieu thereof or Damages arising as a result of the termination or dismissal (including constructive termination or dismissal), by the Seller of any or all employees of the Business on or prior to the Closing, provided that the Seller shall be deemed not to be in breach of this covenant to the extent that any such requirements result solely from the aggregation of the termination or dismissal (including constructive termination or dismissal) of Transferred Employees by the Purchaser following the Closing with the termination or dismissal (including constructive termination or dismissal) of employees of the Business by the Seller on or prior to the Closing.

          (e) Additional Indemnification by the Seller. Following the Closing, the Seller shall indemnify and hold harmless all Purchaser Indemnified Parties from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to:

          (i) any of the Excluded Assets or the ownership, operation, servicing, lease or use thereof, or any action taken with respect thereto, by the Seller or any other Person;

          (ii) any of the Excluded Liabilities or the Specified Liabilities;

          (iii) the failure of Purchaser to receive any amounts due from an Obligor pursuant to a Purchased Financing Contract due to the misconduct or misrepresentation by the Seller in the sourcing, negotiation, documentation, credit analysis, underwriting of a Purchased Financing Contract or otherwise in connection with the origination of such Purchased Financing Contract, including misrepresentations by any employee, representative or agent of the Seller to an Obligor or customer;

          (iv) the failure of the Seller to comply with the provisions of any applicable "bulk sales" or "bulk transfer" or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Purchaser;

          (v) the provision, administration or servicing of collateral protection insurance to an Obligor in respect of the related equipment under a Financing Contract;

          (vi) any Environmental Loss; or

          (vii) any claim by a Person (other than the Purchaser, the Seller or any of their respective Affiliates) relating to the failure of the Seller or its Affiliates to obtain any consent, approval or Authorization necessary to sell, assign, transfer and convey any Purchased Asset or any claim, right or benefit arising under or resulting from such Purchased Asset; provided, however, that the Damages suffered or incurred by any Purchaser Indemnified Party in respect of any such claim shall be calculated as net of any Repurchase Price paid by the Seller in respect of such Purchased Asset.

          (viii) [Intentionally Omitted]

          (f) Indemnification by the Purchaser. Following the Closing, the Purchaser shall indemnify and hold harmless each of the Seller, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Seller Indemnified Parties") from and against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) any breach of any representation or warranty made by the Purchaser in this Agreement that, as of the Closing, has not been cured by the Purchaser or waived by the Seller in accordance with Section 8.01; (ii) any failure to perform any covenant, agreement or undertaking on the part of the Purchaser contained in this Agreement; (iii) any breach of a representation or warranty in or omission of information included in any certificate delivered by or on behalf of the Purchaser pursuant to Section 6.02(a)(iii)(A); (iv) the Assumed Liabilities; (v) subject in all respects to the terms and conditions set forth in the Program Documentation (including the obligations (including any standard of care) of the Purchaser and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, and the remedies for breach by a party thereto of its obligations thereunder), Third Party Actions arising after the Closing from the ownership by the Purchaser of the Purchased Assets; or (vi) any statutory or common law or civil law notice, severance pay, termination pay in lieu thereof or Damages arising as a result of the termination or dismissal (including constructive termination or dismissal), by the Purchaser of any or all Transferred Employees following the Closing. For purposes of this Section 5.04(f), a breach of a representation or warranty contained in this Agreement or any certificate delivered by the Purchaser pursuant to the terms of this Agreement shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, material adverse effect or knowledge, it being the intention of the parties hereto that the Seller Indemnified Parties shall be indemnified and held harmless from and against any and all Damages suffered or incurred by any of them or resulting from, arising out of, based on or relating to the failure of any such representation or warranty, to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality, material adverse effect or knowledge set forth with respect thereto.

          (g) Survival of Representations and Warranties of the Purchaser; Limitation on Liability.

          (i) Each Seller Indemnified Party entitled to indemnification under
     Section 5.04(f)(i) and Section 5.04(f)(iii) for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to a breach of any representation or warranty in Sections 4.01, 4.02, 4.03, 4.05 and 4.06 (individually a "Purchaser Special Representation" and collectively the "Purchaser Special Representations") shall be entitled to indemnification from the Purchaser for the full amount of all such Damages regardless of the amount of the Damages.

          (ii) Each Seller Indemnified Party entitled to indemnification under
     Section 5.04(f)(i) and Section 5.04(f)(iii) for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to a breach of any representation or warranty made by the Purchaser or Acquiring Entity in this

     Agreement other than a Purchaser Special Representation shall be entitled to indemnification from the Purchaser for the full amount of all such Damages in excess of 10% of the Purchase Price; provided, however, that in no event shall the Purchaser's indemnification obligations in respect of Damages resulting from, arising out of, based on or relating to any such breach of representation or warranty exceed the Purchase Price.

          (iii) The Purchaser Special Representations and indemnifications with respect to their breach shall survive until 60 days after the expiration of the applicable statute of limitations.

          (iv) The representations and warranties of the Purchaser in this Agreement which are not Purchaser Special Representations shall survive the Closing until the expiration of 18 months after the Closing.

          (v) The Seller acknowledges that the Program Documentation shall provide that the remedies available thereunder in respect of an IKON Servicing Breach (as such term is defined in the Program Agreement) would apply to the exclusion of any indemnification remedy under this Agreement for Damages arising out of the failure of an Obligor to make one or more payments under a Purchased Financing Contract as a consequence of an actual (or asserted) IKON Servicing Breach.

          (h) Indemnification Procedure for Third Party Actions. For the purposes of administering the indemnification provisions of this Section 5.04, the following procedures shall apply to Third Party Actions following the Closing Date:

          (i) An Indemnitee shall notify the Indemnitor in writing within 30 days following the receipt of notice of any Third Party Action against such Indemnitee that gives rise to a claim for indemnity pursuant to this
     Section 5.04 (any 30-day notification requirement shall begin to run, in the case of a Third Party Action which is amended so as to give rise to an Indemnification Event, from the first day such Third Party Action is amended to include any claim for indemnity pursuant to this Section 5.04), such notice shall describe in reasonable detail the basis of such Third Party Action. The failure to give notice as required by this
     Section 5.04(h)(i) in a timely fashion shall not result in a waiver of any right to indemnification hereunder unless the Indemnitor's ability to defend against such Third Party Action is materially and adversely affected by the failure of the Indemnitee to give notice in a timely fashion as required by this Section 5.04(h)(i).

          (ii) The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any such Third Party Action, or to participate in any negotiations or proceedings to settle or otherwise eliminate any such Third Party Action, if it shall provide the Indemnitee a written acknowledgement of its liability for the indemnity against Damages relating to such Third Party Action. If the Indemnitor assumes any such defense or settlement or any such negotiations, it shall pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 15 Business Days of the notification referred to above to assume the defense, the Indemnitee may engage counsel to defend, settle or otherwise dispose of such Third Party Action which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee shall not settle or compromise any such Third Party Action without the prior written consent or agreement of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

          (iii) In cases where the Indemnitor has assumed the defense or settlement with respect to a Third Party Action, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing; provided, however, that: (A) the Indemnitee (and its counsel) shall be entitled to continue to participate at its own cost (except as provided below) in such Third Party Action and to participate in any negotiations or proceedings to settle or otherwise eliminate, any such Third Party Action; (B) the Indemnitor shall not be entitled to settle or compromise any such Third Party Action without the consent or agreement of the Indemnitee (which consent shall not be unreasonably withheld or delayed); provided, further, that if and only if such consent is withheld and the settlement or compromise involves only the payment of monetary damages and provides an unconditional release of the Indemnitee, the Indemnitor's liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle and the Indemnitor shall remain responsible for its costs and attorneys' fees to the date such settlement was rejected by the Indemnitee and the Indemnitee shall be responsible for the attorneys' fees and disbursements in respect of such claim thereafter; and (C) after written notice by the Indemnitor to the Indemnitee (as provided above) of its election to assume control of the defense or settlement of any claim, the Indemnitor shall not be liable to such Indemnitee hereunder for any attorneys' fees and disbursements subsequently incurred by such Indemnitee in connection therewith (except as provided below).

          (iv) In the event indemnification is requested, the relevant Indemnitor, its representatives and agents shall have access to the premises, books and records of the Indemnitee or parties seeking such indemnification and their Affiliates to the extent reasonably necessary to assist it in defending or settling any such Third Party Action; provided, however, that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Indemnitee or Indemnitees. Except as reasonably necessary to assist it in defending or settling such Third Party Action, the Indemnitee shall not be required to disclose any information with respect to itself or any of its Affiliates (or former Affiliates) , and the Indemnitee shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless otherwise reasonably required or necessary in the defense of any claim to be indemnified hereunder. Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnitee be obligated to make any disclosure, or to take or refrain from taking any action, that in its reasonable judgment, could prejudice its position or waive any privilege in respect of any claim for indemnification against the Indemnitor pursuant to this Section 5.04. All costs and expenses incurred by an Indemnitee in connection with any access or cooperation requested by the Indemnitor shall be borne by the Indemnitor. The Purchaser and the Seller shall reasonably cooperate to attempt to resolve or mitigate Damages with respect to any such Third Party Action; provided, however, that in no event shall a party's compliance with the foregoing obligation to reasonably cooperate be a basis for any claim that any such party shall have waived, limited, relinquished or otherwise impaired, any rights such party may have pursuant to this Agreement or be raised as a defense to any such rights.

          (v) In the event the Indemnitor shall request that an Indemnitee participate in the defense or settlement of an Indemnification Event, the Indemnitor shall pay the costs incurred by the Indemnitee.

          (vi) (A) Notwithstanding anything to the contrary in this Agreement, the Purchaser shall, with counsel reasonably acceptable to the Seller, have the sole right to (x) defend any Action in respect of a Non-Assumable Claim and (y) settle or otherwise dispose of any Non-Assumable Claim; provided, however, that the Purchaser shall conduct the defense or settlement of Non-Assumable Claims diligently and in good faith. With respect to any Non-Assumable Claim that the Purchaser is defending, settling or otherwise disposing of, the Seller shall be permitted to participate at its own expense in the defense of such Non-Assumable Claims but shall not be entitled to assume the defense thereof.

          (B) The Purchaser shall keep the Seller timely apprised of the status of all Non-Assumable Claims and shall notify the Seller promptly of any material developments (including any material developments relating to settlements and proposed settlements) relating to a Non-Assumable Claim. Without limiting the foregoing, no more frequently than once a fiscal quarter, the Purchaser shall provide the Seller with a written report summarizing in reasonable detail the status of any pending Non-Assumable Claims (including a summary of any material settlement discussions). Without limitation of the foregoing, promptly after the receipt by the Purchaser of a Qualifying Offer relating to a Non-Assumable Claim, the Purchaser shall promptly provide the Seller with a copy of such Qualifying Offer or, in the case of an oral Qualifying Offer, a written summary thereof. In the event that the Purchaser receives a Qualifying Offer relating to a Non-Assumable Claim that (1) includes a full, final and unconditional release of the Purchaser from all Damages with respect thereto and (2) requires only (a) the payment of money for which, as between the Purchaser Indemnified Parties, on the one hand, and the Seller, on the other hand, the Seller has sole liability under this Agreement (a "Monetary Settlement") or (b) a Monetary Settlement and any action by the Seller or any of its Affiliates (any such offer of compromise, a "Non-Assumable Claim Offer"), then the Seller shall have no further liability to the Purchaser Indemnified Parties with respect to such Non-Assumable Claim upon receipt by the Purchaser of (x) the amount contained in such Non- Assumable Claim Offer and all other Damages suffered or incurred by any Purchaser Indemnified Party in respect of such Non-Assumable Claim, in the form of immediately available funds from the Seller, (y) a fully executed agreement of the Seller and its Affiliates agreeing to the terms of the actions to be taken by the Seller or any of its Affiliates pursuant to such Non-Assumable Claim Offer, if any, and (z) if the Purchaser has accepted the terms of such Non-Assumable Claim Offer, a full, final and unconditional release, as applicable, of each of the Purchaser Indemnified Parties from all liabilities or obligations with respect thereto, executed by each of the third party claimants in such Non-Assumable Claim; provided, however, if the Purchaser has not accepted the terms of such Non-Assumable Claim Offer, the Seller shall have no further liability to the Purchaser Indemnified Parties with respect to such Non-Assumable Claim upon receipt by the Purchaser from the Seller of the amounts and agreements set forth in the foregoing clauses (x) and
     (y).

          (C) At any time during the defense by the Purchaser of a Non-Assumable Claim, the Seller shall have the right to require the Purchaser
     (1) to proffer to the third party claimants under such Non- Assumable Claim, a written offer of compromise that consists solely of the payment of money for which, as between the Purchaser Indemnified Parties, on the one hand, and the Seller, on the other hand, the Seller has sole liability under this Agreement and/or any action by the Seller or any of its Affiliates in exchange for a full, final and unconditional release from such claimants of the Purchaser from all Liability with respect thereto, and (2) if such offer of compromise is accepted by such third party claimants, to settle such Non-Assumable Claim on the terms contained in such offer of compromise, including the full, final and unconditional release of the Purchaser from all liabilities and obligations with respect thereto.

          (i) Any payments under Section 5.04 shall be treated by the parties hereto for federal, state, provincial, territorial and municipal income Tax purposes (whether foreign or domestic) as a non-taxable reimbursement or purchase price adjustment, except to the extent that a contrary treatment is required by Law.

          (j) Exclusive Remedy. Except with respect to claims based on fraud and/or claims seeking non-monetary equitable remedies, the indemnification remedies set forth in this Agreement (including the repurchase rights in respect of Section 2.07 and Section 5.04(b)(v)), shall constitute the sole and exclusive monetary remedies of the parties hereto after the Closing with respect to any breach of representation, warranty or obligation under this Agreement. Except for the representations and warranties contained in Exhibit B, Exhibit C and the Program Documentation, none of the Purchaser or any of its Affiliates or the Seller or any of its Affiliates makes or has made any representations or warranties, whether express or implied, oral or written, with respect to the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement.

          (k) GST and QST. If the Seller and the Purchaser, acting reasonably, determine that any payment made in respect of a claim for indemnification pursuant to this Section 5.04 (in this Section, a "Loss Payment") is subject to GST or is deemed by section 182 (or any other provision) of the Excise Tax Act (Canada) to be inclusive of GST or subject to QST, to the extent the GST or QST, as the case may be, is not recovered or recoverable, the Indemnitor agrees to pay to the Indemnitee, GST or QST, as the case may be, in addition to the Loss Payment. If the Loss Payment is deemed by section 182 (or any other provision) of the Excise Tax Act (Canada) to be inclusive of GST or deemed to be inclusive of QST the Indemnitor agrees to disclose to the Indemnitee the amount of GST or QST, as the case may, included in the Loss Payment.

          (l) Agency for Certain Indemnified Parties. The indemnities in this Agreement in favour of: (i) the Purchaser Indemnified Parties (other than the Purchaser) are accepted by the Purchaser as agent and trustee for such Purchaser Indemnified Parties; and (ii) the Seller Indemnified Parties (other than the Seller) are accepted by the Seller as agent and trustee for such Seller Indemnified Parties. Each party hereto agrees that the other party may enforce an indemnity in favour of any of the other Purchaser Indemnified Parties or the other Seller Indemnified Parties, as the case may be, on its behalf.

          Section 5.05. PREPARATION OF CLOSING DATE SCHEDULE AND FINAL ADJUSTED CLOSING DATE SCHEDULE.

          (a) Preparation of Closing Date Schedule.

          (i) As soon as practicable following the Closing, the Purchaser shall prepare, with the cooperation and assistance of the Seller, a draft of the Closing Date Schedule. The Closing Date Schedule shall reflect the Purchased Assets and the Assumed Liabilities. The draft of the Closing Date Schedule shall be prepared in accordance with the Accounting Principles. Notwithstanding the foregoing, (A) if the Accounting Principles do not specifically address a particular matter necessary to prepare the Closing Date Schedule, then the Accounting Principles shall be supplemented in accordance with GAAP, applied consistently with the past practices and procedures of the Seller, but only to the extent necessary to address such matter and (B) to the extent that any accounting principle, method, practice or procedure included in the Accounting Principles is not in accordance with GAAP, such accounting principle, method, practice or procedure shall be disregarded for purposes of preparing the Closing Date Schedule but shall be treated as a Special Adjustment for purposes of preparing the Final Adjusted Closing Date Schedule. The Purchaser and the Seller shall each use their respective commercially reasonable efforts to cause the draft of the Closing Date Schedule to be completed within 60 days following the Closing Date and, upon completion, such draft schedule shall promptly be provided to the Purchaser's Accountants, the Seller and the Seller's Accountants.

          (ii) Immediately following the preparation and distribution of the draft of the Closing Date Schedule, the Purchaser shall cause the Purchaser's Accountants to audit the draft Closing Date Schedule, and such audit shall be conducted in accordance with United States generally accepted auditing standards and shall be sufficient to permit the Purchaser's Accountants to deliver a special report certifying that the Closing Date Schedule fairly presents the Purchased Assets and Assumed Liabilities as of the Closing in accordance with the Accounting Principles, qualified only to the extent, if any, that the Purchaser's Accountants deem such qualification necessary on account of any dispute between the Purchaser's Accountants and the Seller's Accountants that is resolved by the conflict resolution mechanism set forth in Section 5.05(b) or agreed by the Purchaser and the Seller, in either case, in a manner that in the Purchaser's Accountants' sole judgment precludes the Purchaser's Accountants from issuing an unqualified certification. The Purchaser shall use reasonable efforts to cause the Purchaser's Accountants to deliver the draft audited Closing Date Schedule to each of the Seller, the Seller's Accountants and the Purchaser within 60 days following the date of their receipt of the draft of the Closing Date Schedule.

          (iii) Concurrently with the preparation and delivery to the Purchaser, the Seller and the Seller's Accountants of the draft of the audited Closing Date Schedule, the Purchaser shall cause the Purchaser's Accountants to prepare (after consultation with the Purchaser, the Seller and the Seller's Accountants), and to deliver to the Purchaser, the Seller and the Seller's Accountants, a draft of the adjusted Closing Date Schedule that reflects the Special Adjustments. The Special Adjustments shall be applied in creating the draft of the adjusted Closing Date Schedule, whether or not the Seller's Accountants or the Purchaser's Accountants believe the Special Adjustments are or are not in accordance with GAAP or are or are not in accordance with the historic practices of the Business. During the 30 day period following their receipt of each of the draft audited Closing Date Schedule and the draft adjusted Closing Date Schedule reflecting the Special Adjustments (collectively, the "Draft Closing Statements"), both the Purchaser (in consultation with the Purchaser's Accountants) and the Seller (in consultation with the Seller's Accountants) shall have the opportunity to review the Draft Closing Statements (together with the Purchaser's Accountants' working papers, including any portion thereof pertaining to any proposed adjustment) and, during such 30 day period, the Seller, the Purchaser and the Seller's Accountants shall have the right to propose to the Purchaser's Accountants those changes to the Draft Closing Statements that the Seller, the Purchaser or the Seller's Accountants determine to be appropriate in order to cause the Draft Closing Statements to conform, in all respects, to the standards set forth in Section 5.5(a)(i) and 5.5(a)(iii), as applicable.

          (iv) In the event of any dispute between the Seller and the Seller's Accountants, on the one hand, and the Purchaser and the Purchaser's Accountants, on the other hand, regarding any of the adjustments proposed by the Seller or the Seller's Accountants, on the one hand, or the Purchaser or the Purchaser's Accountants, on the other hand, with respect to any item of the Draft Closing Statements, which the Seller and the Seller's Accountants, on the one hand, and the Purchaser and the Purchaser's Accountants, on the other hand, cannot resolve within 45 days after the receipt thereof, as the case may be, either the Seller or the Purchaser shall have the right, upon delivery of written notice to the other party, to require that such dispute be resolved in accordance with the provisions set forth in Section 5.05(b). Promptly following the resolution of any disputes with respect to any proposed adjustments to the Draft Closing Statements, the Purchaser shall cause the Purchaser's Accountants to prepare and deliver to the Seller and the Purchaser the final audited Closing Date Schedule and the Final Adjusted Closing Date Schedule (collectively, the "Final Closing Statements"), each of which shall reflect all adjustments thereto which have been agreed upon by the Seller and the Seller's Accountants, on the one hand, and the Purchaser and the Purchaser's Accountants, on the other hand, or which have been resolved pursuant to Section 5.5(b), together with the Purchaser's Accountants' special report on each Final Closing Statement.

          (v) Each of the Purchaser, the Seller, the Purchaser's Accountants and the Seller's Accountants shall have full access to all relevant accounting, financial and other records and personnel reasonably requested by it in connection with the preparation, confirmation or review of the Draft Closing Statements, as well as to the Purchaser's Accountants' working papers with respect thereto and special report thereon.

          (b) Conflict Resolution Mechanism. Any dispute involving any adjustment to the Draft Closing Statement proposed by the Seller, the Seller's Accountants, the Purchaser or the Purchaser's Accountants (including any interpretation or application of any provision of this Agreement affecting the preparation of the Draft Closing Statement) not resolved by the Seller, the Seller's Accountants, the Purchaser and the Purchaser's Accountants within 45 days of the relevant date of receipt thereof, shall upon the election of the Seller or the Purchaser, be resolved by the Selected Accounting Firm. The Selected Accounting Firm shall resolve only issues upon which the Purchaser, the Purchaser's Accountants, the Seller and the Seller's Accountants have been unable to agree. The Selected Accounting Firm shall be prohibited from changing any item of the Draft Closing Statements expressly agreed among the Purchaser, the Purchaser's Accountants, the Seller and the Seller's Accountants. The Selected Accounting Firm (i) in resolving any issue with respect to the Closing Date Schedule, shall apply the Accounting Principles in all instances, including whether or not the Selected Accounting Firm believes the Accounting Principles are or are not in accordance with the historic practices of the Business or (subject to the Special Adjustments) are or are not in accordance with GAAP and (ii) in resolving any issue with respect to the adjusted Closing Date Schedule, the Selected Accounting Firm shall apply the Special Adjustments, whether or not the Selected Accounting Firm believes the Special Adjustments are or are not in accordance with the historic practices of the Business or are or are not in accordance with GAAP. The Purchaser and the Seller shall each use their reasonable best efforts to cause the decision of such Selected Accounting Firm to be rendered within 20 Business Days after appointment of the Selected Accounting Firm. The decision of the Selected Accounting Firm shall be submitted in writing and shall be final and binding upon the parties. Notwithstanding the foregoing, if the aggregate of all amounts in dispute with respect to all disputes referred to in this Section 5.05(b) shall be less than One Hundred Thousand Dollars ($100,000), such disputes shall not be resolved by the Selected Accounting Firm, but shall instead be resolved as follows: 50% of the aggregate of all amounts in dispute shall be deemed to have been resolved in the Seller's favor and 50% of the aggregate of all amounts in dispute shall be deemed to have been resolved in the Purchaser's favor.

          (c) Payment of Fees. The Purchaser shall pay all of the fees of the Purchaser's Accountants and all expenses incurred by such firm in connection with the tasks outlined in this Section 5.05, and the Seller shall pay all fees of the

     Seller's Accountants and all expenses incurred by such firm in connection with the tasks outlined in this Section 5.05. The Purchaser and the Seller shall each pay one-half of the fees and expenses incurred in connection with any disputes that are resolved by the Selected Accounting Firm pursuant to Section 5.05(b).

          (ii) On the date of the delivery of the Closing Date Schedule in accordance with Section 5.05(a), the Seller shall pay to the Purchaser an amount equal to One Hundred Thousand Dollars ($100,000) (by wire transfer of immediately available funds, to an account designated to the Seller in writing by the Purchaser prior to such delivery date).

          (d) Cooperation. Each of the Seller and the Purchaser shall use their respective commercially reasonable efforts to cause the Seller's Accountants and the Purchaser's Accountants to cooperate with each other in connection with all of their activities undertaken in connection with this Section 5.05.

          (e) [Intentionally Omitted].

          Section 5.06. INSURANCE; RISK OF LOSS.

          (a) Except in the ordinary course of business, consistent with past practices, the Seller shall neither terminate nor cause to terminate or allow to be terminated (subject to applicable Law) any occurrence liability policies with respect to the Purchased Assets so as to prevent the Purchaser from recovering under such policies for losses from events occurring prior to the Closing, to the extent that coverage for such losses was otherwise provided by any such policy.

          (b) Notwithstanding Section 5.06(a), to the extent that (i) any insurance policies owned or controlled by the Seller (collectively, the "Seller's Insurance Policies") cover any loss, liability, claim, damage or expense resulting from, arising out of, based on or relating to, any Purchased Asset (the "Seller Liabilities") and resulting from, arising out of, based on or relating to occurrences prior to the Closing and (ii) the Seller's Insurance Policies permit claims to be made thereunder with respect to Seller Liabilities resulting from, arising out of, based on or relating to occurrences prior to the Closing (the "Seller Claims"), the Seller shall cooperate and shall cause its Affiliates to cooperate with the Purchaser, in submitting Seller Claims (or pursuing Seller Claims previously made) on behalf of the Purchaser under any Seller's Insurance Policies.

          Section 5.07. DELIVERY OF PORTFOLIO TAPE.

          (a) No later than 30 days immediately following the date hereof, the Seller shall prepare and deliver to the Purchaser (i) the Portfolio Tape which shall include particulars of the Financing Contracts and (ii) a statement of Purchased Assets and Assumed Liabilities, each as of the close of business on February 29, 2004. The Portfolio Tape and the statement of Purchased Assets and Assumed Liabilities shall be in form and substance reasonably satisfactory to the Purchaser and the Portfolio Tape shall include anticipated cash flows and Financing Contract level information for the Purchased Assets as of February 29, 2004, all of which shall reconcile or balance and shall reflect a Net

Book Value of the Purchased Assets as of February 29, 2004 of not less than $220,000,000.

          (b) The Purchaser shall cooperate, at Purchaser's own expense, with Seller in the preparation and delivery of the Portfolio Tape in the form and manner described in Section 5.07(a) including, without limitation, causing employees of the Purchaser or its Affiliates, as the case may be, to provide all reasonable services in connection therewith.

          Section 5.08. ANCILLARY AGREEMENTS.

          (a) Program Documentation, Transition Services Agreement and Accounting Principles. The Seller and the Purchaser shall negotiate in good faith the execution and delivery on or prior to the Closing Date of the following:

          (i) the Program Documentation, including (A) the exhibits to the Program Agreement (other than Exhibit J-1 to the Program Agreement as it relates to the methodology for determining the rate card, the agreed form of which is set out on the form of Exhibit J-1 attached to the Program Agreement attached hereto) and (B) only those amendments, if any, to the form of the Program Agreement attached hereto that conform to amendments made after the date hereof to the Program Agreement contemplated by the US Asset Purchase Agreement;

          (ii) a definitive agreement for the provision by the Seller to the Purchaser of certain services following the Closing to facilitate the transition of the Purchased Assets onto the Purchaser's computer systems and for the Purchaser's Own Business, which agreement shall be substantially in the form of the Administrative Services contemplated by the US Asset Purchase Agreement excluding the annexes thereto (the "Transition Services Agreement"); and

          (iii) certain accounting principles which shall be used in completing adjustments contemplated by this Agreement, which accounting principles shall be substantially in the form of the Accounting Principles contemplated by the US Asset Purchase Agreement (the "Accounting Principles").

          (b) [Intentionally Omitted].

          Section 5.09. INTELLECTUAL PROPERTY AND TECHNOLOGY FOR TRANSITION SERVICES AGREEMENT. Following the consummation of the transactions contemplated by this Agreement and for the duration of the Transition Services Agreement, the Seller will utilize:

          (a) all of the material Intellectual Property utilized by the Seller in connection with the conduct and operations of the Business, other than "shrink-wrap" software readily available in the marketplace, (the "Business Intellectual Property") of which the Seller is a licensee, necessary to satisfy the Seller's obligations under the Transition Services Agreement; and

9             (b)    all of the material mainframe, telecommunication and
computer programs and software and related data necessary to perform, as presently performed, the specific applications and operations which are material to the operation of the Business as presently conducted (the "Business Technology") necessary to satisfy the Seller's obligations under the Transition Services Agreement.

          Section 5.10. WIND-DOWN OF CONDUIT FACILITY. At or prior to the Closing, the Seller shall (a) repay, redeem and discharge the obligations of the Seller under the Conduit Facility, (b) terminate the Conduit Facility Document and (c) cause the leases, equipment and other property that are subject thereto to be (i) released free and clear of all Encumbrances other than Permitted Encumbrances and (ii) repurchased by or otherwise transferred to the Seller.

          Section 5.11. FURTHER ASSURANCES.

          (a) The Seller shall, whenever and as often as reasonably requested to do so by the Purchaser, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) the sale, transfer and conveyance of the Purchased Assets to the Purchaser or the applicable Acquiring Entity as contemplated hereby, and (ii) the consummation of the other transactions contemplated hereby, including without limitation preparing and submitting jointly with the Purchaser the applications, notices and filings necessary to obtain the Required Consents set forth on Exhibit I.

          (b) The Purchaser shall, whenever and as often as reasonably requested to do so by the Seller, do, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) assumption of the Assumed Liabilities by the Purchaser or the applicable Acquiring Entity, and (ii) the consummation of the transactions contemplated hereby, including without limitation preparing and submitting jointly with the Seller the applications, notices and filings necessary to obtain the Required Consents set forth on
Exhibit I.

          (c) [Intentionally Omitted]

          Section 5.12. PAYMENT OF BROKERS' OR FINDERS' FEES. The Seller shall pay any and all brokers' or finders' fees, and any other commissions or similar fees, payable to any Person acting on behalf of the Seller or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, and the Purchaser shall pay any and all brokers' or finders' fees, and any other commissions or similar fees, payable to any Person acting on behalf of the Purchaser or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated hereby, in each case, regardless of whether any claim for payment is asserted before or after the Closing, or before or after any termination of this Agreement.

             Section 5.13. SUPPLEMENTS TO SCHEDULES. Not earlier than ten nor later than five Business Days prior to the Closing, the Seller and the Purchaser will supplement or amend Schedule 1.01(j) and the other Schedules relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or would otherwise have been inconsistent with their representations herein. No supplement or amendment by any party hereto shall be deemed to cure (or affect the rights of any party with respect to) any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.01 and 6.02.

          Section 5.14.EMPLOYEE MATTERS. With respect to employee matters, the parties have made the agreements and covenants as set forth in Section 5.04(d) and Exhibit F to this Agreement.

          Section 5.15.[INTENTIONALLY OMITTED].

          Section 5.16.RECORDS.

          (a) The Purchaser recognizes that certain records may contain incidental information relating to the Purchased Assets and that the Seller may retain copies of the relevant portions thereof.

          (b) Until the termination of the Program (as defined in the Program Agreement) in accordance with the Program Documentation, the Seller agrees to keep confidential all nonpublic information in its possession regarding the Purchased Assets (including any information made available to the Seller pursuant to Section 5.16(a)); provided, however, that the Seller shall not be required to maintain as confidential any information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Seller, (ii) is or becomes available to the Seller or any of its Affiliates on a non-confidential basis from a source other than the Purchaser or its Affiliates, provided, however, that the source of such information is not known by the Seller or any of its Affiliates to be bound by a confidentiality agreement with the Purchaser or any of its Affiliates or other contractual, legal or fiduciary obligation of confidentiality to the Purchaser or any of its Affiliates with respect to such material, (iii) has been independently acquired or developed by the Seller or any of its representatives without violating any of the provisions of this Agreement,
(iv) was available to the Seller or any of its Affiliates on a non-confidential basis prior to its disclosure by the Purchaser or any of its Affiliates or (v) is required to be disclosed pursuant to the terms of an Order by a Governmental Entity or any other legal requirement.

          (c) [Intentionally Omitted]

          Section 5.17. BULK TRANSFER LAWS. The Purchaser acknowledges that the Seller has not complied with the provisions of any "bulk transfer law" of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.

          Section 5.18. ACCESS TO FACILITIES. From and after the Closing, the Purchaser will be given access to the facilities of the Seller such that the Purchaser will have access to (a) the original Purchased Financing Contracts and (b) all books, records and documents in respect of the Purchased Assets.

          Section 5.19. DELIVERY OF CHARGEBACK AND DELINQUENCY REPORTS. No later than three Business Days following the end of each month to occur following the date hereof through the Closing Date, the Seller shall provide the Purchaser with (i) a monthly chargeback report and a monthly delinquency report, in each case, reflecting the Financing Contracts and substantially in the form of Schedule 5.19(a) and Schedule 5.19(b), respectively, (ii) a certificate signed by a duly authorized officer of the Seller setting forth the related Chargeback Ratio and the 30+ days and 120+ days Delinquency Rates and (iii) a certificate signed by a duly authorized officer of the Seller certifying the truth, completeness and accuracy of the information set forth in each chargeback report and each delinquency report, in each case, as of the date indicated or the period covered by each such report.

          Section 5.20. DELIVERY OF CLOSING PORTFOLIO TAPE. No later than three days following the Closing Date, the Purchaser shall prepare and deliver to the Seller the Closing Date Portfolio Tape setting forth the Portfolio Information as of the Closing Date. The parties shall re-execute and deliver, no later than seven days following the Closing Date, the Bills of Sale (originally executed and delivered pursuant to Sections 6.01(e)(i)(A) and 6.02(f)(i)) with such Closing Portfolio Tape attached thereto.

          Section 5.21. ENFORCEMENT OF LIENS. Neither the Seller nor any of its Affiliates shall enforce against the Purchaser (or any of its Partners or their Affiliates) any workers', mechanics', suppliers', carriers', warehousemen's or other similar liens held by or for the benefit of the Seller or its Affiliates existing as of the date hereof or the Closing Date on any Portfolio Property.

          Section 5.22. [INTENTIONALLY OMITTED].

          Section 5.23. [INTENTIONALLY OMITTED].

          Section 5.24. [INTENTIONALLY OMITTED].

          Section 5.25. ALLOCATIONS. With respect to the periodic minimum lease payment due to the Seller from an Obligor pursuant to any Purchased Financing Contract, the allocation as between the amount allocable to the use of the Portfolio Property related thereto, on the one hand, and the amount allocable to the service and maintenance of such Portfolio Property (including the related Equipment Service Obligations), on the other, that is reflected in the Final Adjusted Closing Schedule shall be final and binding on the Purchaser and the Seller for the calculation of the Purchase Price.

          (a) [Intentionally Omitted]

          Section 5.26. [INTENTIONALLY OMITTED].

          Section 5.27. RECOURSE OBLIGATIONS. Upon the failure of the Purchaser to receive any amounts due from an Obligor pursuant to a Purchased Financing Contract set forth on Schedule 3.18(b) (each, a "Historic Exception Contract"), the Purchaser shall have recourse to the Seller for such amount and the Seller shall indemnify and hold harmless the Purchaser for such amount, consistent with the past practices of the Seller with respect to such recourse, in each case, for the term of such Historic Exception Contract.

          Section 5.28. [INTENTIONALLY OMITTED].

          Section 5.29. [INTENTIONALLY OMITTED].

          Section 5.30. [INTENTIONALLY OMITTED].

          Section 5.31. [INTENTIONALLY OMITTED].

          Section 5.32 SPECIFIED PPSA REGISTRATIONS.

          (a) Prior to the Closing, the Seller shall use commercially reasonable efforts to correct the Personal Property Security Act registrations described in Item 1 of Schedule 3.05(a) that relate to contracts with a net book value as of the date hereof in excess of $10,000 (collectively, the "Specified PPSA Registrations") and to obtain all necessary waivers if another creditor has filed a Personal Property Security Act registration with respect to any collateral that is the subject of a Specified PPSA Registration.

          (b) The Seller shall indemnify the Purchaser Indemnified Parties (in accordance with Section 5.04) for any Damages suffered or incurred by the Purchaser Indemnified Parties as a result of the failure of the Seller to correct any Specified PPSA Registration or the failure of Seller to obtain any necessary waivers with respect to the Specified PPSA Registrations, in each case as described in Section 5.32(a).

                                  ARTICLE VI

                            CONDITIONS TO CLOSING;
                        ABANDONMENT OF THE TRANSACTION

          Section 6.01. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to purchase the Purchased Assets and to otherwise consummate the transactions contemplated hereby shall be subject to the following conditions:

          (a) Representations, Warranties and Covenants of Seller. Except to the extent waived in writing by the Purchaser hereunder, (i) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (other than such representations and warranties which are qualified by materiality, Material Adverse Effect or material adverse effect, which shall be true and correct in all respects) as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties as are expressly made as of another date, which shall be true and correct as of such other date), (ii) the Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and (iii) the Seller shall have delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser and dated the Closing Date,
(A) a duly executed certificate of the Seller certifying the compliance with
(i) and (ii) above and (B) a duly executed certificate certifying the compliance to all effects and the satisfaction of the other conditions set forth in this Section 6.01.

          (b) No Litigation.

          (i) On the Closing Date, there shall be no Order in effect of any nature issued by a Governmental Entity of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

          (ii) No Action shall have been threatened or instituted (x) to restrain, prohibit or otherwise challenge the sale of the Purchased Assets or the performance of any of the material obligations of the parties hereto or (y) that seeks any material change to the terms, conditions or results of the transactions contemplated hereby or substantial damages or other remedies from the Purchaser or any of its Partners or any of their Affiliates.

          (c) Required Consents. The Required Consents set forth on Exhibit I shall have been obtained.

          (d) Legal Opinions. The Purchaser shall have received from Torkin Manes Cohen Arbus LLP, legal counsel to the Seller, a legal opinion, dated the Closing Date, in form and substance satisfactory to the Purchaser and its counsel, acting reasonably.

          (e) Document Deliveries. At the Closing, the Seller shall (i) have delivered to the Purchaser (A) each of the Ancillary Agreements (the form of each of which shall have been agreed upon pursuant to Section 5.08(a) except for the Bills of Sale, which shall be in the form of Exhibit D), executed by the Seller and each Affiliate party thereto, (B) any and all escrows, deposits, security, impounds, accounts or other Credit Enhancements or additional collateral relating to any Purchased Asset, (C) each of the certificates set forth on Schedule 6.01(e), (D) the IKON Guaranty, executed by IKON US and (E) a letter from the party or parties (other than the Seller) to the Conduit Facility addressed to the Purchaser or the applicable Acquiring Entity dated as of the date of Closing, acknowledging that upon receipt of an amount to be agreed between the Seller and such party or parties from or at the direction of the Seller, each party (other than the Seller) shall have no right or interest in the leases, equipment and other property that immediately prior to the receipt of such payment were subject to the Conduit Facility; and
(ii) have executed, acknowledged and delivered such other transfer instruments or documents as may be necessary or desirable to transfer, or evidence the transfer, of each Purchased Financing Contract and each other Purchased Asset to the Purchaser or the applicable Acquiring Entity, as may be reasonably requested by the Purchaser in a form mutually agreeable to the Seller and the Purchaser.

          (f) Accounting Principles. The parties shall have agreed to the Accounting Principles and the Special Adjustments for the preparation of the Final Adjusted Closing Date Schedule and such Accounting Principles shall give effect to the loss reserve calculation set forth on Exhibit G.

          (g) Absence of Program Termination Event. No GE Termination Event, as defined in the Program Agreement, shall have occurred and be continuing.

          (h) Portfolio Status. (i) The average Chargeback Ratio for the three calendar months immediately prior to the month in which the Closing would be required to occur shall not exceed the Reference Chargeback Ratio by 10% and the average of each of the 30+ days and 90+ days Delinquency Rates for the three months immediately prior to the month in which the Closing would be required to occur shall not exceed 6% for 30+ days or 1.0% for 90+ days.

          (ii) Since September 30, 2003, there shall have not been any material adverse change in any of the Seller's right or ability to own, collect, enforce, administer or service the Purchased Assets (taken as a whole).

          (i) [Intentionally Omitted].

          (j) [Intentionally Omitted].

          (k) [Intentionally Omitted].

          (l) [Intentionally Omitted].

          (m) [Intentionally Omitted].

          (n) [Intentionally Omitted].

          (o) [Intentionally Omitted].

          (p) Wind Down of Conduit Facility. The Seller shall have fully complied with its covenant in Section 5.10.

          Section 6.02. CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to sell the Purchased Assets and to otherwise consummate the transactions contemplated hereby shall be subject to the following conditions:

          (a) Representations, Warranties and Covenants of the Purchaser. Except to the extent waived in writing by the Seller hereunder, (i) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than such representations and warranties which are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties as are expressly made as of another date, which shall be true and correct as of such other date), (ii) the Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and (iii) the Purchaser shall have delivered to the Seller, in form and substance reasonably satisfactory to the Seller and dated the Closing Date, (A) a duly executed certificate of the Purchaser certifying the compliance with (i) above and, if an Acquiring Entity is purchasing any Purchased Assets, the additional information contemplated by Sections 4.07 and
4.08 and (B) a duly executed certificate certifying the compliance to all effects, and the satisfaction of the other conditions set forth in this
Section 6.02.

          (b) No Litigation.

          (i) On the Closing Date, there shall be no Order in effect of any nature issued by a Governmental Entity of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

          (ii) No Action shall have been threatened or instituted (x) to restrain, prohibit or otherwise challenge the sale of the Purchased Assets or the performance of any of the material obligations of the parties hereto or (y) that seeks any material change to the terms, conditions or results of the transactions contemplated hereby or substantial damages or other remedies from the Seller or any of its Affiliates.

          (c) Required Consents. The Required Consents set forth on Exhibit I shall have been obtained.

          (d) Initial Payments. The Purchaser shall have made the payments required pursuant to the provisions of Section 2.04(b).

          (e) Legal Opinions. The Seller shall have received from in-house counsel to the Purchaser and Davies Ward Phillips & Vineberg LLP, legal opinions, dated the Closing Date, in form and substance satisfactory to the Seller and its counsel, acting reasonably.

          (f) Document Deliveries. At the Closing, the Purchaser shall (i) have delivered to the Seller (A) each of the Ancillary Agreements (the form of each of which shall have been agreed upon pursuant to Section 5.08(a) except for the Bills of Sale, which shall be in the form set out in Exhibit D), executed by the Purchaser and each Acquiring Entity party thereto and (B) the GE Guaranty, executed by GE US and (ii) have executed, acknowledged and delivered such other transfer instruments or documents as may be necessary or desirable to transfer, or evidence the transfer, of the Assumed Liabilities to the Purchaser or the applicable Acquiring Entity, as may be reasonably requested by the Seller in a form mutually agreeable to the Seller and the Purchaser.

          (g) Absence of Program Termination Event. No IKON Termination Event, as defined in the Program Agreement, shall have occurred and be continuing.

          (h) Accounting Principles. The parties shall have agreed to the Accounting Principles and the Special Adjustments for the preparation of the Final

Adjusted Closing Date Schedule and such Accounting Principles shall give effect to the loss reserve calculation set forth on Exhibit G.

          (i) [Intentionally Omitted].

          Section 6.03. TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTIONS. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

          (a) by mutual written consent of the Seller and the Purchaser, executed on behalf of each by its respective duly authorized representatives; or

          (b) by either the Seller or the Purchaser, upon written notice given to the other in the event of a breach of or default under any representation, warranty, covenant or agreement contained in this Agreement which breach or default (i) would result in a failure of a condition set forth in Section 6.01 (in the case of a breach by the Seller) or Section 6.02 (in the case of a breach by the Purchaser) to be satisfied and (ii) has not been, or cannot be, cured within 60 days after written notice of such breach or default given by the terminating party to the breaching or defaulting party; or

          (c) by either the Purchaser or the Seller, if the Closing has not occurred on or before June 30, 2004.

                                  ARTICLE VII

              TERMINATION OF OBLIGATIONS AND WAIVER OF CONDITIONS

          In the event that this Agreement shall be terminated pursuant to
Section 6.03(a) or 6.03(c), all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another and each party hereto will pay all its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of, and compliance with, all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of counsel; provided, however, that the representations and warranties of the parties in Sections 3.22 and 4.06, respectively, and the covenants set forth in this Article VII and in Sections 8.05 and 8.14 shall survive any such termination. Termination of this Agreement pursuant to
Section 6.03(b) shall be without prejudice to the rights and remedies available to the respective parties under applicable Law, including the right to recover expenses, costs and other damages, as a result of any material breach by either party hereto of its representations, warranties or obligations under this Agreement. If any of the conditions specified in
Section 6.01 have not been satisfied, the Purchaser may (subject to applicable
Law) nevertheless, at its election, waive any such conditions and proceed with the transactions contemplated hereby, and, if any of the conditions specified in Section 6.02 have not been satisfied, the Seller may (subject to applicable
Law) nevertheless, at its election, waive any such conditions and proceed with the transactions contemplated hereby. In the event that any party waives a condition as contemplated by the foregoing sentence, such waiver shall be evidenced by a certificate, which shall set forth the terms and conditions pursuant to which such condition has been waived, executed on behalf of the electing party by its duly authorized representative.

                                 ARTICLE VIII

                                    GENERAL

          Section 8.01. AMENDMENTS. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

          Section 8.02. INTEGRATED CONTRACT. This Agreement, and any written amendments to this Agreement satisfying the requirements of Section 8.01, together with the Ancillary Agreements, the IKON Guaranty and the GE Guaranty:
(i) constitute the entire agreement between the Seller and the Purchaser with respect to the subject matter hereof or thereof, and (ii) supersede and replace all correspondence, understandings and communications between the parties hereto with respect to the transactions contemplated by this Agreement. In the event of any conflict between this Agreement and any conveyancing or assumption document delivered pursuant to this Agreement, the terms of this Agreement shall govern and control.

          Section 8.03. GOVERNING LAW. This Agreement and the legal relations between the parties hereto arising thereunder shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the principles regarding the choice of Law.

          Section 8.04. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, by overnight courier service, or by telecopy or other written form of electronic communication:

          If to the Seller at:

               IKON OFFICE SOLUTIONS, INC.
               5935 Airport Road, Suite 600
               Mississauga, ON L4V 1W5
               Facsimile:  (905) 219-2090
               Attention:  President

          with copies to:

               IKON OFFICE SOLUTIONS, INC.
               70 Valley Stream Parkway
               Valley Forge, PA  19355
               Facsimile:  (610) 408-7264
               Attention:  General Counsel

                       - and -

               TORKIN MANES COHEN ARBUS LLP
               1500 - 151 Yonge Street
               Toronto, ON M5C 2W7
               Facsimile:  (416) 863-0305
               Attention:  Matthew Tevlin

                       - and -

               CRAVATH, SWAINE & MOORE LLP
               825 Eighth Avenue
               New York, NY  10019
               Facsimile:  (212) 474-3700
               Attention:  Richard Hall

          and if to the Purchaser, at:

               HELLER FINANCIAL CANADA
               c/o GE VFS Canada Limited Partnership
               2300 Meadowvale Boulevard
               Mississauga, ON L5N 5P9
               Facsimile:  (905) 858-6220
               Attention:  Operations Counsel

          with a copy to:

               DAVIES WARD PHILLIPS & VINEBERG LLP
               44th Floor
               1 First Canadian Place
               Toronto, ON M5X 1B1
               Facsimile:  416. 863.0871
               Attention:  Kenneth G. Klassen

or to such other address as shall be furnished in writing by the Purchaser (on the one hand) or the Seller (on the other hand), to the others, and any such notice or communication shall be deemed to have been given as of the date so mailed, dispatched or transmitted (except that a notice of change of address shall not be deemed to have been given until received by the addressees). Failure or delay in delivering any notice, demand, request, consent, approval, declaration or other communication to any Person designated to receive a copy thereof shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          Section 8.05. NO ASSIGNMENT. This Agreement may not be assigned, except by operation of law; provided, however, that (i) the Purchaser may assign this Agreement to one or more of its Affiliates and (ii) the Purchaser may assign its rights, but not its obligations, hereunder to any Person in connection with (A) any securitization or assignment of the Purchased Financing Contracts or (B) any other transfer or sale of any of the Purchased Assets; provided, further, that under no circumstances shall the

Purchaser assign or otherwise transfer any of its rights or obligations hereunder to any Person listed on Schedule 1.01(k) without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, however, no assignment otherwise permitted hereunder shall, without the written consent of the Seller, relieve the Purchaser from any of its liabilities hereunder.

          Section 8.06. HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          Section 8.07. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto. Counterparts may be executed and delivered by facsimile transmission thereof and the signature(s) printed by the receiving fax machine shall for all purposes hereof be deemed to be the original signatures of the parties; provided, however, that any party providing its signature in such a manner will promptly forward to the other party an original of the signed copy of this Agreement or any agreement, instrument or other document delivered pursuant to this Agreement, as the case may be, which was so faxed.

          Section 8.08. ANNOUNCEMENTS. The Purchaser and the Seller agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by any Law or pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

          Section 8.09. SEVERABILITY. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

          Section 8.10. BINDING EFFECT. This Agreement and the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

          Section 8.12. EXCLUSIVE JURISDICTION. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the courts of competent jurisdiction in the City of Toronto, Ontario and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Each party agrees that service of process on such party as provided in Section 8.04 shall be deemed effective service of process on such party. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, each party shall submit at all times to personal jurisdiction in the Province of Ontario.

          Section 8.13. NO THIRD PARTY BENEFICIARY. This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto any rights or remedies hereunder except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section
5.04 are, subject to Articles VII and VIII, intended for the benefit of the Indemnitees referred to therein (each such Person, a "Third Party Beneficiary"), and that, subject to Articles VII and VIII, each such Indemnitee, although not a party to this Agreement, shall be and is hereby constituted a direct and irrevocable third party beneficiary of the agreements and covenants contained in Section 5.04 and shall have the right to enforce such agreements and covenants against the applicable party thereto in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto. Notwithstanding the foregoing, this Agreement (including
Section 5.04) may be amended or waived by the Purchaser and the Seller at any time and from time to time in accordance with Section 8.01 and any such amendment or waiver shall be fully effective with respect to the rights of the Third Party Beneficiaries under Section 5.04.

          Section 8.14. EXPENSES. Whether or not the Closing takes place, except as otherwise specifically set forth in this Agreement, the Seller and the Purchaser will each be responsible for the payment of their own respective costs and expenses incurred in connection with the negotiations leading up to, and the performance of, their respective obligations pursuant to this Agreement.

          Section 8.15. CURRENCY. Unless otherwise specified herein, references herein to "$" are to Canadian dollars and all payments contemplated herein shall be in Canadian funds.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, as of the date first above written.

                                      HELLER FINANCIAL CANADA

                                      By:
                                         -----------------------------------
                                         Name:
                                         Title:

                                      By:
                                         -----------------------------------
                                         Name:
                                         Title:



                                      IKON OFFICE SOLUTIONS, INC.

                                      By:
                                         -----------------------------------
                                         Name:
                                         Title:

                                                                      EXHIBIT A



                                  DEFINITIONS

          "Accounting Principles" shall mean the accounting principles (including accounting methods, practices and procedures) to be agreed upon pursuant to Section 5.08.

          "Acquiring Entity" shall mean any Affiliate of the Purchaser designated by the Purchaser to acquire all or any portion of the Purchased Assets and/or assume all or any portion of the Assumed Liabilities.

          "Action" shall mean any action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative or in law or in equity, before any arbitrator or Governmental Entity.

          "Additional Amount" shall mean $2,500,000.

          "Adverse Environmental Condition" shall mean any of the following:
(i) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases) into or onto the environment (including the air, ground, subsurface water or any surface) at, in, by, from or related to any of the Purchased Assets; (ii) damage or injury to any person, Property or the environment in connection with the generation, handling, transportation, storage, treatment or disposal of Hazardous Materials by or on behalf of the Business or the Seller or any representative, contractor or agent of the Seller, related to any of the Purchased Assets; or (iii) any violation, or alleged violation, by the Business or the Seller, or any representative, contractor or agent of the Seller, of any Environmental Law, or any permits or licenses of, by or from any Governmental Entity or court relating to environmental matters (including any penalties associated with any violations or any alleged violations), related to any of the Purchased Assets.

          "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For all purposes of this Agreement, IKON US is an Affiliate of the Seller and all other Affiliates of the Seller.

          "Agreement" shall mean this Asset Purchase Agreement, including the Schedules and Exhibits attached hereto and made a part hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with the provisions hereof.

          "Ancillary Agreements" shall mean (i) the Program Documentation,
(ii) the Bills of Sale and (iii) the Transition Services Agreement.

          "Assumed Liabilities" shall mean the liabilities and obligations of the Seller required to be paid or performed by the Seller pursuant to (i) the Purchased Financing Contracts and (ii) the Backlog and; provided, however, that the liabilities and obligations described in the foregoing clause shall be Assumed Liabilities only if they arise out of, result from, are based on or relate to the period from and after the Closing and do not arise out of, result from, are based on or relate to any breach or non-compliance by the Seller or any of its predecessors under any contract or agreement described therein.

          "Authorization" shall mean any domestic or foreign, federal, state, provincial, territorial, municipal or other governmental or other quasi-governmental consent, license, permit, grant, authorization or approval, including any consent, license, permit, grant, authorization or approval of any agency, instrumentality or subdivision of the foregoing.

          "Backlog" shall mean any commitment by the Seller to enter into a financing, leasing or other transaction, which transaction (i) has not been entered into on or prior to the Closing Date and (ii) would, had it been entered into prior to the Closing Date, have constituted a Purchased Financing Contract.

          "Bankruptcy Exception" shall mean, in respect of any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors' rights and remedies generally and, with respect to the enforceability of any agreement, contract or commitment, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in an Action at law or in equity).

          "Bills of Sale" shall have the meaning set forth in Section
2.04(a)(i).

          "Business" shall mean the business, assets and operations of the Seller that consist of providing servicing and administration of Financing Contracts owned by the Seller and any transferees of Financing Contracts.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Toronto.

          "Business Intellectual Property" shall have the meaning set forth in
Section 5.09(a).

          "Business Technology" shall have the meaning set forth in Section 5.09(b).

          "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) or capital of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants or options to purchase any of the foregoing.

          "Chargeback Ratio" shall mean, as of a determination date, the quotient (expressed as a percentage) of (i) the amount of the gross chargeback calculated as the aggregate chargeback for all regions reflected on the chargeback report for the preceding 30 days incurred by the Seller in respect of the Financing Contracts (other than Financing

Contracts billed through the IKON US marketplaces and identified on the Portfolio Tape) minus the credit recoveries realized by the Seller in respect of such Financing Contracts divided by (ii) the amount of the average marketplace portfolio balances for all regions reflected on the chargeback report in respect of such Financing Contracts for such 30-day period, each component of the foregoing definition calculated in a manner consistent with past practices.

          "Closing" shall mean the effective time of the sale of the Purchased Assets, which for all purposes shall be 5:00 p.m. local time in the City of Toronto, Ontario on the day on which the Seller transfers the Purchased Assets to the Purchaser (and/or one or more Acquiring Entities) pursuant to the terms of this Agreement, and "day of the Closing" and "Closing Date" shall be deemed to mean such day.

          "Closing Date Schedule" shall mean the schedule of assets acquired and liabilities assumed reflecting the Purchased Assets and the Assumed Liabilities and the respective amounts thereof, in each case determined as of the Closing, and the notes and schedules, if any, thereto, prepared in accordance with the provisions of Section 5.05, including those pertaining to the resolution of the disputes with respect thereto.

          "Closing Portfolio Tape" shall mean the computer disk, computer tape or other computer format delivered pursuant to Section 5.20 setting forth, as of the Closing Date, the Portfolio Information for each Purchased Financing Contract.

          "Conduit Facility" shall mean the facility established pursuant to the Conduit Facility Documents.

          "Conduit Facility Documents" shall mean the Concurrent Lease Agreement, dated as of September 14, 1999, among the Seller, IKON Capital, Inc., a corporation organized under the laws of Canada, IKON US and BNY Trust Company of Canada, as trustee of the Care Trust, and (ii) all related agreements and other documents, each such aforementioned document as amended to date.

          "Credit Enhancement" shall mean any Property pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Purchased Financing Contract.

          "Damages" shall mean any loss (including liquidated damages), liability, judgment, settlement, award (including back-pay awards), claim, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses, court costs and all reasonable out-of-pocket amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of any rights of indemnification against any Indemnitor or with respect to any appeal). "Damages" shall not include Special Damages (other than any Special Damages required to be paid by a Purchaser Indemnified Party or a Seller Indemnified Party to any Person (other than to a party to this Agreement or any of its Affiliates), which Special Damages shall be deemed to be direct losses of the Person required to pay such Special Damages).

          "Delinquency Rate" shall mean, as of a determination date, the quotient (expressed as a percentage) of (i) the amount of the Gross Receivables attributable to the Financing Contracts and as to which the Obligor thereon is delinquent for the number of days for which the Delinquency Rate is being calculated, as a result of the failure by such Obligor to pay in full all scheduled periodic payments due thereunder (including rent, principal or interest) divided by (ii) the amount of the Gross Receivables attributable to the Financing Contracts, in each case, as reflected on the monthly delinquency report, each component of the foregoing definition calculated in a manner consistent with past practices.

          "Documentation" shall mean any forms of leases, conditional sales contracts, notes, security agreements, guarantees, financing statements and other documents or instruments necessary for, or used in connection with, the conduct of the Business.

          "Draft Closing Statements" shall have the meaning set forth in
Section 5.05(a)(iii).

          "Encumbrance" shall mean any title defect, conflicting or adverse claim of ownership, mortgage, security interest, lien, pledge, claim, right of first refusal, option, charge, deed restriction, reservation, lease, order, decree, judgment, stipulation, settlement, attachment, objection or any other encumbrance of any nature whatsoever, whether or not perfected.

          "Environmental Law" shall mean any domestic or foreign, federal, state, provincial, territorial or municipal statute, law, rule, regulation, ordinance, legally binding agreement with a Governmental Entity, policies having the force of law, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or governmental restrictions pertaining to pollution and the protection of the environment, natural resources or human health or the release of any materials into the environment, including those related to the Release of Hazardous Substances and to worker health and safety, in effect from time to time, all as now or hereafter amended or supplemented, and the regulations promulgated pursuant thereto, and judicial interpretations thereof, as well as equitable or common law rights of action related thereto.

          "Environmental Loss" shall mean (i) any loss, cost, damage, liability, deficiency, fine, penalty or expense (including reasonable attorneys' fees, engineering, and other professional or expert fees), (ii) the cost of any Remedial Action (voluntarily or involuntarily incurred) and (iii) damage to or loss of the use of any Purchased Asset (including, in each case, Portfolio Property), in each case, resulting from, arising out of, based on or related to any Adverse Environmental Condition which Adverse Environmental Condition existed or occurred on or prior to the Closing. "Environmental Loss" shall not include Special Damages (other than any Special Damages required to be paid by a Purchaser Indemnified Party or a Seller Indemnified Party to any Person (other than to a party to this Agreement or any of its Affiliates), which Special Damages shall be deemed to be direct losses of the Person required to pay such Special Damages).

          "Equipment Service Obligations" shall mean any equipment or software service, maintenance, warranty, image management commitment or other similar obligations of the Seller contained in any Financing Contract.

          "Excluded Assets" shall mean any and all assets of any nature whatsoever of the Seller other than the Purchased Assets.

          "Excluded Liabilities" shall mean the Equipment Service Obligations and any and all other liabilities and obligations of any nature whatsoever (accrued, contingent, matured or unmatured) of the Seller other than Assumed Liabilities.

          "Exemption Certificate" shall mean a form or statement from a customer of the Seller indicating that the transaction covered by a Purchased Financing Contract is exempt from any sales, use or similar Tax.

          "Final Adjusted Closing Date Schedule" shall mean a schedule of assets acquired and liabilities assumed prepared by adjusting the Closing Date
Schedule in accordance with the provisions of Sections 5.05(a)(ii) and 5.05(a)(iii) to give effect to the Special Adjustments and Section 5.05(a)(iv) pertaining to the resolution of the disputes with respect thereto.

          "Final Closing Statements" shall have the meaning set forth in
Section 5.05(a)(iv).

          "Financing Contract" shall mean any contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof), any ancillary agreements relating thereto, in the form of (i) a lease of or rental agreement with respect to Property, (ii) a sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of Property, (iii) a secured or unsecured financing of Property or (iv) a secured or unsecured loan, and in each case, with respect to which: (A) the Seller is the lessor, seller, lender, secured party or obligee (whether initially or as an assignee) or (B) such contract is between an obligor, on the one hand, and a lessor, seller, obligee, secured party or assignee of any of the foregoing, on the other hand, and (1) would be a Financing Contract if the Seller were the lessor, seller, obligee, secured party or assignee of any of the foregoing thereunder and (2) with respect to which the Seller is an assignee of the revenues or claims with respect thereto.

          "GAAP" shall mean United States generally accepted accounting principles and practices.

          "GE US" shall mean General Electric Capital Corporation, a Delaware corporation.

          "GE Guaranty" shall mean the guaranty by GE US of the Purchaser's obligations under this Agreement and the Program Agreement, in the form of Exhibit K.

          "Governmental Entity" shall mean any domestic or foreign federal, state, provincial, territorial, municipal, county or municipal government, governmental, judicial, regulatory or administrative agency, department, commission, board, bureau, court or other authority or instrumentality.

          "Gross Receivables" at any date shall mean, with respect to any Financing Contract, all contractual payments (including all payments of stated, overdue or default rent or late charges) that are billed but uncollected, and all future contractual payments that are due or to become due, under the terms of such Financing Contract at such date, and, in each case calculated on a consistent basis with the Seller's past practices and reflected in the books and records of the Seller.

          "GST" shall mean tax payable under Part IX of the Excise Tax Act (Canada) and for greater certainty includes any tax imposed under subsection 165(2) of the Excise Tax Act (Canada) in respect of a taxable supply made in a participating province.

          "Hazardous Materials" shall mean any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" or otherwise regulated pursuant to any provision of Environmental Law.

          "Historic Exception Contract" shall have the meaning set forth in
Section 5.27.

          "IKON Guaranty" shall mean the guaranty by IKON US of the Seller's obligations under this Agreement and the Program Agreement, in the form of Exhibit L.

          "IKON US" shall mean IKON Office Solutions, Inc., an Ohio corporation.

          "Indemnification Event" shall mean any Third Party Action for which a Person is entitled to indemnification under this Agreement.

          "Indemnitee" shall mean the person who is entitled to indemnity pursuant to the terms of this Agreement.

          "Indemnitor" shall mean the indemnifying person in the case of any obligation to indemnify pursuant to the terms of this Agreement.

          "Initial Payment" shall mean the amount equal to 100% of the Net Book Value of the Purchased Assets as of February 29, 2004, plus the Additional Amount.

          "Intellectual Property" shall mean domestic or foreign rights, whether or not registered, subject to protection under patent, copyright, trademark, trade name, or trade secret Law or any other similar statutory provision or common law doctrine, as well as domain names, URLs and Internet websites.

          "Knowledge", or "knowledge" or any similar expression, as it applies to the Seller, shall mean the knowledge which any (i) director, officer, vice president or senior vice president of the Seller or IKON US or (ii) individual set forth on

Schedule 1.01(b), in each case, has or ought to have in the prudent exercise of that individual's duties, after due inquiry, as applicable.

          "Law" shall mean any statute, rule, regulation, code, Order, constitution, ordinance, common law, standard, limitation, compliance schedule, written direction, request or treaty, whether legislatively, judicially, administratively or otherwise promulgated, of any Governmental Entity.

          "Material Adverse Effect" shall mean a material adverse effect on the ownership, collection, enforcement, value or administration of the Purchased Assets, taken as a whole, or any event, circumstance or occurrence which would reasonably be expected to have any such material adverse effect, other than any change to the extent resulting from (i) any event, occurrence, state of facts or development generally affecting the industries in which the Business or the Seller operates (other than changes, effects, occurrences or developments specifically relating to or having a disproportionate effect on the Purchased Assets) or (ii) any actions specifically permitted or required to be taken or omitted to be taken pursuant to the terms of this Agreement.

          "Monetary Settlement" shall have the meaning set forth in Section 5.04(h)(vi)(B).

          "Net Book Value" shall mean an amount equal to the aggregate of the Purchased Assets minus the aggregate amount of the Assumed Liabilities minus the loan loss reserve in an amount equal to $6,977,954 in respect of the Purchased Assets, in each case as reflected on the statement of Purchased Assets and Assumed Liabilities delivered by the Seller in accordance with
Section 5.07(a) and agreed by the Purchaser.

          "Non-Assumable Claim" shall mean any Indemnification Event in which one or more of the following legal theories have been asserted: (i) violations by any Purchaser Indemnified Party or the Seller of (A) any criminal Law, or
(B) RICO (the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. {section}{section} 1961-1968) or any provincial, territorial or federal Laws relating to securities, antitrust or competition (or any comparable foreign
Laws), or (ii) fraud by any Purchaser Indemnified Party or the Seller (with respect to the Business or the Purchased Assets) other than allegations of fraud by an Obligor arising out of ordinary course enforcement and collection disputes.

          "Non-Assumable Claim Offer" shall have the meaning set forth in
Section 5.04(h)(vi)(B).

          "Obligor" shall mean any Person that is an obligor, borrower or lessee under any Financing Contract.

          "Old Facilities Management Contract" shall mean a single agreement that is billed, collected and otherwise serviced by the Seller and whereby (i) the Seller agrees to provide any equipment or software service, maintenance, warranty, image management commitment or other similar services to a customer and (ii) the customer agrees to lease equipment from the Seller, in consideration for one fixed minimum monthly fee plus additional variable charges.

          "Order" shall mean any decree, injunction, judgment, order, ruling, assessment or writ.

          "Original Equipment Cost" shall mean, with respect to any item of Portfolio Property, the original cost of such Portfolio Property as established on the books and records of the Seller, as applicable, at the inception of the related Financing Contract.

          "Partners" shall mean, collectively, the partners of the Purchaser which at the date hereof are Heller Financial Canada Company and Heller Canada Company each a Nova Scotia unlimited liability company, and "Partner" shall mean any one of them.

          "Permitted Encumbrance" shall mean (i) any Encumbrance for Taxes not yet due and payable or any Taxes that may thereafter be paid without penalty to the extent such Taxes have been reserved against on the Final Adjusted Closing Date Schedule, (ii) any mechanic's or materialmen's lien on Portfolio Property that an Obligor is required to remove (other than any such Liens in favor of the Seller), (iii) any mechanic's or materialmen's lien on tangible property other than Portfolio Property, (iv) in the case of any Portfolio Property, any Encumbrance created by the related Purchased Financing Contract,
(v) any other Encumbrance on the Obligor's interest in any Portfolio Property which is specifically permitted in accordance with the terms of the related Purchased Financing Contract and which does not materially affect the value of the Portfolio Property subject to such Encumbrance, (vi) at any time until, but not including, the time of consummation of the transactions contemplated by this Agreement (of which the delivery by the Seller to the Purchaser of the letter contemplated by Section 6.01(e)(i)(D), is a condition precedent of the Purchaser), any Encumbrance on any Purchased Financing Contract or Portfolio Property established by or pursuant to the Conduit Facility Document or (vii) any other imperfections of title, licenses or encumbrances, if any, which do not materially impair the continued use and operation or the marketability of the Purchased Assets (other than the Purchased Financing Contracts, the Credit Enhancements, the Portfolio Property and the Intellectual Property of the Business) to which they relate.

          "Person" shall mean any individual, partnership, firm, corporation, limited liability company, unlimited liability company, association, trust, unincorporated organization, Governmental Entity or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended.

          "Portfolio Information" shall mean the information of the type set forth on Schedule 3.06(d).

          "Portfolio Property" shall mean Property with respect to which the Seller (with respect to the Purchased Financing Contracts) is or, prior to Closing, becomes the lessor, seller or secured party, as the case may be, pursuant to the terms of a Purchased Financing Contract (whether initially or as an assignee).

          "Portfolio Tape" shall mean the computer disk, computer tape or other computer format to be delivered, and reasonably satisfactory, to Purchaser pursuant to Section 5.07(a) setting forth, as of February 29, 2004, the Portfolio Information for each Purchased Financing Contract.

          "Program Agreement" shall mean the Canadian rider to the program agreement, in the form of Exhibit H.

          "Program Documentation" shall mean the definitive agreements to be agreed and entered into by the Seller and the Purchaser in respect of a vendor program arrangement, on terms mutually acceptable to the Seller and the Purchaser and shall include, among others, (i) the Program Agreement, (ii) a trademark license agreement pursuant to which the Seller, IKON US or any Affiliate thereof licenses its or their Intellectual Property to the Purchaser and any Affiliate of the Purchaser party to the Program Agreement as required for the implementation of the Program Agreement and (iii) the provision of the services in respect of such vendor program arrangement.

          "Property" shall mean all property and assets of whatsoever nature including personal property, whether tangible or intangible, and claims, rights and choses in action.

          "Purchase Price" shall mean the amount to be paid by the Purchaser to the Seller for the Purchased Assets in accordance with Section 2.02.

          "Purchased Assets" shall mean the Purchased Financing Contracts (including any Credit Enhancements and any deposits, holdbacks and prepayments related to the Purchased Financing Contracts), the Backlog and Portfolio Property; provided, however, that in no event shall the Purchased Assets include any Excluded Assets.

          "Purchased Financing Contract" shall mean, collectively, (i) all Financing Contracts identified on the Portfolio Tape, (ii) all Financing Contracts added to the Seller's Infolease system during the period from March 1, 2004 to the Closing and (iii) all Zero Dollar NBV Financing Contracts in existence at Closing, other than in the case of clause (i) any Financing Contract which is accounted for on the Seller's Infolease system and deleted therefrom during the period from March 1, 2004 to the Closing by reason only of the expiration or run off of such Financing Contract provided that the Obligor is no longer making payments thereon, in each case that has not been written off by the Seller in accordance with the Seller's write-off policy in effect as of the date hereof.

          "Purchaser" shall have the meaning set forth in the Preamble.

          "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 5.04(a).

          "Purchaser's Accountants" shall mean KPMG LLP or any chartered accounting firm with nationally recognized auditing expertise (other than the Seller's Accountants), as selected by the Purchaser.

          "Purchaser's Own Business" shall mean ownership and administration of the Purchased Financing Contracts on the terms and conditions set forth in the Program Documentation.

          "Purchaser Special Representations" shall have the meaning set forth in Section 5.04(g)(i).

          "Qualifying Offer" shall mean (i) a written offer by a third party to compromise any Non-Assumable Claims in respect of an Indemnification Event or (ii) an oral offer by a third party to compromise any such Non-Assumable Claims in respect of an Indemnification Event that the Purchaser, in its good faith judgment, determines to be a credible effort by the offering party to compromise.

          "QST" shall mean the tax payable under the Sales Tax Act
(Quebec).

          "Reference Chargeback Ratio" means 0.1% percent.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the outdoor environment of Hazardous Materials.

          "Remedial Action" shall mean any action required by any Governmental Entity or Environmental Law to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre- remedial studies and investigations or post-remedial monitoring and care.

          "Repurchase Notice" shall mean a written notice signed by an authorized representative of the Purchaser or its Affiliate and delivered to the Seller pursuant to which the Purchaser or its Affiliate elects to exercise a Repurchase Option pursuant to Section 2.07(a)(ii).

          "Repurchase Option" shall mean the option granted to the Purchaser or its Affiliate to require the Seller to repurchase, or cause to be repurchased by any of its Affiliates, any Purchased Asset pursuant to Section 2.07(a)(ii).

          "Repurchase Price" at any date shall mean, with respect to any Purchased Financing Contract repurchased by the Seller pursuant to Section 2.07(a)(ii) that is a Purchased Financing Contract, an amount equal to sum of
(i) all due but uncollected payments under such Purchased Finance Contract at such date plus (ii) the net present value of all future payments not then due thereunder, discounted at the discount rate that was initially used in respect of such Purchased Financing Contract in computing the purchase price of the Portfolio Property thereunder plus (iii) the net present value of the Residual in respect of the Portfolio Property subject to such Purchased Financing Contract, discounted at the discount rate that was initially used in respect of such Purchased Financing Contract in computing the purchase rice of Portfolio Property thereunder.

             "Required Consents" shall mean the consents set forth on
Exhibit I.

             "Residual" shall mean, with respect to any item of Portfolio Property, its estimated value upon expiration of the Purchased Financing Contract to which it is subject, as determined by the Seller and set forth on the Portfolio Tape.

             "Risk Management Policy For Leasing" shall refer to the credit, underwriting and collection policies of the Seller as set forth in
Schedule 3.19(a).

             "Selected Accounting Firm" shall mean a chartered accounting firm with nationally recognized auditing expertise, which shall be selected by Purchaser's Accountants and Seller's Accountants to resolve a dispute arising pursuant to Section 5.05; provided, however, that in no event shall the Selected Accounting Firm be the same accounting firm as that of either the Seller's Accountants or the Purchaser's Accountants.

             "Seller" shall have the meaning set forth in the Preamble.

             "Seller Benefit Plan" shall mean all employee benefit plans and all other employee benefit arrangements or payroll practices, including, but not limited to each employment, termination or severance agreement, deferred compensation plan, incentive compensation plan, equity compensation plan, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship program, stock option or restricted stock plan sponsored or maintained by Seller (whether formal or informal, whether for the benefit of a single individual or for more than one individual and whether for the benefit of current or former employees or their beneficiaries).

          "Seller Claims" shall have the meaning set forth in Section 5.06(b).

          "Seller Indemnified Parties" shall have the meaning set forth in
Section 5.04(f).

          "Seller Liabilities" shall have the meaning set forth in Section 5.06(b).

          "Seller Special Representations" shall have the meaning set forth in
Section 5.04(b)(i).

          "Seller's Accountants" shall mean PricewaterhouseCoopers LLP or any chartered accounting firm with nationally recognized auditing expertise (other than Purchaser's Accountants), as selected by the Seller.

          "Seller's Insurance Policies" shall have the meaning set forth in
Section 5.06(b).

          "Settlement Date" shall mean the fifth Business Day following the date of delivery of the Final Adjusted Closing Date Schedule as provided in
Section 5.05(a)(iv).

          "Settlement Interest" shall mean, with respect to any Settlement Payment, the sum of accrued interest on such Settlement Payment, calculated at the Settlement Rate as from time to time in effect, for the period from the Closing Date to and including the date upon which such Settlement Payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).

          "Settlement Payment" shall mean an amount equal to the absolute value of the difference between (i) the Initial Payment paid pursuant to
Section 2.04(b)(i) and (ii) the Purchase Price.

          "Settlement Rate" shall mean, on any date, with respect to the Settlement Payment, the annual rate of interest (rounded upwards, if not in an increment of 1/16th of 1%, to the next 1/16 of 1%) equal to the annual rate of interest announced by Royal Bank of Canada and in effect as its prime rate at its principal office in the City of Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada.

          "Special Adjustments" shall mean such adjustments to the Closing Date Schedule as shall be necessary to (i) reflect all assets or liabilities, the existence of which are known on the date the Purchaser's Accountants complete the procedures contemplated by Section 5.05(a)(iv), and which, as of the Closing Date, were assets or liabilities (as the case may be) of a type properly to have been reflected on such Closing Date Schedule in accordance with Section 5.05(a)(i) but which were not in fact reflected on such Closing Date Schedule, including any asset or liability which was not reflected on the Closing Date Schedule because such assets or liabilities were not deemed to be material, (ii) remove any asset or liability which should not have been reflected on such Closing Date Schedule in accordance with Section 5.05(a)(i) but was in fact reflected thereon irrespective of whether such asset or liability is deemed not to be material, (iii) give effect to any accounting principle, method, practice or procedure included in the Accounting Principles that is not in accordance with GAAP, (iv) remove all intangible assets reflected on such Closing Date Schedule, (v) eliminate any Excluded Assets or any Excluded Liabilities reflected on such Closing Date Schedule, (vi) remove any assets that would be reflected on a balance sheet of the Seller prepared in accordance with the Accounting Principles as "deferred lease costs" or "deferred costs", (vii) eliminate any deferred tax assets or deferred tax liabilities that would be reflected on a balance sheet of the Seller prepared in accordance with the Accounting Principles and (viii) reflect each of the items on Exhibit J.

          "Special Damages" shall mean special, exemplary, consequential or punitive losses or damages; provided, however, that "Special Damages" shall not include any Damages relating to the failure of any Purchaser Indemnified Party to receive the amounts payable in accordance with the terms of any Purchased Financing Contract.

          "Specified Liabilities" shall mean any and all sales, use or other similar Taxes required to be collected in respect of any Purchased Financing Contract during the 120 days following the Closing Date if (A) such Tax is not being collected by the Purchaser in respect of the Purchased Financing Contract pursuant to its reliance on an applicable exemption from such Tax; (B) such exemption from Tax is dependent upon receipt by the Seller of a properly executed Exemption Certificate; and
(C) within 120 days following the Closing, the Purchaser has notified the Seller that a properly completed and executed Exemption Certificate is neither in the Purchaser's existing records or files nor is obtainable from the particular customer following reasonable commercial efforts of the Purchaser to obtain such Exemption Certificate from the customer; provided that a Tax shall be a Specified Liability only to the extent that the Purchaser is unable to collect such Tax (on a current or retroactive basis) from the customer following reasonable commercial efforts after such failed efforts to obtain an Exemption Certificate.

          "Specified Settlement Date" shall mean, with respect to any Purchased Asset, the date that is five days immediately following the date of delivery by the Purchaser or its Affiliate of a Repurchase Notice with respect to such Purchased Asset.

          "Subsidiary" shall mean, as to any Person, any other Person whose shares of Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or similar governing body of such other Person are owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such first Person.

          "Syndication Agreements" shall mean any agreement, contract or other arrangement (other than this Agreement, the Conduit Facility Documents and the Financing Contracts) pursuant to which any interest in any asset, right, interest or Property has been sold, transferred to or otherwise disposed of to any Person or Persons by the Seller including in an asset-backed financing.

          "Tax" (and, in the plural, "Taxes") shall mean any domestic or foreign federal, state, provincial, territorial or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed thereon, whether payable by reason of contract, assumption, transferee liability, operation of law, or otherwise (including any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, federal highway use, commercial rent or environmental tax).

          "Tax Act" shall mean the Income Tax Act (Canada).

          "Tax Certification" shall have the meaning set forth in Section 5.04(b)(iv).

          "Tax Differential" shall have the meaning set forth in Section 5.04(b)(iv).

          "Tax Director" shall have the meaning set forth in Section
5.04(b)(iv).

          "Tax Return" shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined or consolidated returns for any group of entities that includes the Seller.

          "Third Party Action" shall mean any Action, assertion, allegation, complaint, cause of action, demand, suit, proceeding, notice of actual or potential liability or responsibility, claim for reimbursement or contribution, order, judgment, injunction, request or demand under claim of authority to take action or refrain from taking action, Encumbrance, proceeding in condemnation, execution upon judgment, or other claim, in each case, by a Person (other than a Purchaser Indemnified Party or a Seller Indemnified Party) against any Purchaser Indemnified Party or any Seller Indemnified Party, as the case may be.

          "Third Party Beneficiary" shall have the meaning set forth in
Section 8.13.

          "Transferred Employee" shall have the meaning set forth in Exhibit
F.

          "Transition Services Agreement" shall have the meaning set forth in
Section 5.08(a).

          "US Asset Purchase Agreement" shall mean the Asset Purchase Agreement, dated as of December 10, 2003, entered into among GE US, IKON US and IOS Capital, LLC, a Delaware limited liability company, as amended from time to time.

          "Zero Dollar NBV Financing Contracts" shall mean any Financing Contract set forth on the Portfolio Tape or accounted for on Seller's Infolease system that has reached maturity, the Obligor has remained in possession of the Portfolio Property, the Obligor pays on a month to month basis and the Residual has been reduced on the books and records of the Seller of $0.

                                                                      EXHIBIT B



                        REPRESENTATIONS AND WARRANTIES
                                      OF
                                  THE SELLER

          Section 3.01. ORGANIZATION AND GOOD STANDING.

          (a) Except as set forth in Schedule 3.01(a), the Seller (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to carry on its business as now being conducted and (iii) is duly qualified to conduct business and is in good standing as a foreign Person in all jurisdictions in which the character or location of the Property owned or leased by it or the nature of the business conducted by it requires such authorization or qualification, except where the failure to be so qualified or authorized has not and would not reasonably be expected to have a Material Adverse Effect. True and correct copies of the certificate of incorporation (or equivalent document), including all amendments thereto through the date hereof, and the by-laws (or equivalent document), as in effect on the date hereof, of the Seller have previously been provided to the Purchaser by the Seller.

          (b) Except as set forth in Schedule 3.01(b), IKON US (i) is duly organized, validly existing and in good standing under the Laws of its state of organization, (ii) has the requisite power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to execute, deliver and perform its obligations under the IKON Guaranty and (iii) is duly qualified to conduct business and is in good standing as a foreign Person in all jurisdictions in which the character or location of the Property owned or leased by it or the nature of the business conducted by it requires such qualification or authorization, except where the failure to be so qualified or authorized has not and would not reasonably be expected to have a Material Adverse Effect. True and correct copies of the certificate of incorporation (or equivalent document), including all amendments thereto through the date hereof, as in effect on the date hereof, have previously been provided to the Purchaser by the Seller.

          Section 3.02. CORPORATE AUTHORITY.

          (a) The Seller has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, each Ancillary Agreement and the other documents to be executed and delivered by it pursuant hereto or thereto. Each of this Agreement, the Ancillary Agreements and the other documents to be executed and delivered by the Seller pursuant hereto or thereto has been duly authorized by all necessary action and has been (or, in the case of the Ancillary Agreements and the other documents to be delivered at the Closing, will be at the Closing) duly executed and delivered by the Seller and is (or will be at the Closing) the valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by the Bankruptcy Exception.

          (b) IKON US has all requisite power and authority to execute and deliver, and to perform its obligations under, the IKON Guaranty and the other documents to be executed and delivered by it pursuant hereto or thereto. Each of the IKON Guaranty and the other documents to be executed and delivered by IKON US pursuant hereto or thereto has been duly authorized by all necessary action and has been (or the IKON Guaranty will be at the Closing) duly executed and delivered by IKON US and is (or will be at the Closing) the valid and binding obligation of IKON US, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by the Bankruptcy Exception.

          Section 3.03. NO CONFLICTS.

          (a) Except as set forth on Schedule 3.03(a), neither the execution and delivery by the Seller of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by the Seller in connection herewith or therewith nor compliance by the Seller with the terms and provisions hereof or thereof nor the consummation by the Seller of the transactions contemplated hereby or thereby will result in the creation of any Encumbrance on any of the Purchased Assets or will conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of termination or cancellation (determined without giving effect to the provisions of Section 2.07 hereof) under (i) the certificate of incorporation (or equivalent document) or by-laws (or equivalent document) of the Seller, (ii) any Law to which the Seller, or any of the Purchased Assets are subject or (iii) any contract to which the Seller or any of its Property is subject (including any Purchased Asset), or (iv) any other agreement, contract or commitment relating to any Purchased Asset, except, in the case of this clause (iv), for such conflicts, defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth on Schedule 3.03(a), neither the execution and delivery by IKON US of the IKON Guaranty or any other document to be executed and delivered by IKON US in connection herewith or therewith nor compliance by IKON US with the terms and provisions thereof nor the consummation by IKON US of the transactions contemplated thereby will result in the creation of any Encumbrance on any of the Purchased Assets or will conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of termination or cancellation (determined without giving effect to the provisions of Section
2.07 hereof) under (i) the certificate of incorporation (or equivalent document) or by-laws (or equivalent document) of IKON US or (ii) any Law to which IKON US, or any of the Purchased Assets are subject.

          Section 3.04. CONSENTS. Except as set forth on Schedule 3.04, the execution and delivery by the Seller of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by the Seller pursuant hereto or thereto or the consummation by the Seller of the transactions contemplated hereby or thereby, will neither require any notices, reports or other filings to be made by the Seller with, nor require any consents, licenses, permits, Authorizations or approvals required to be obtained by the Seller from, (i) any Governmental Entity or (ii) any other Person, other than the failure of which to obtain or make in respect of this clause (ii) would not reasonably be expected to have a Material Adverse Effect.

          Section 3.05. NO VIOLATIONS OF LAW.

          (a) To the Knowledge of the Seller, and except as set forth on
Schedule 3.05(a), (i) the Seller directly or indirectly owns and operates, and since September 30, 2001 has owned and operated, each of the Purchased Assets in compliance with all applicable Laws, (ii) neither the origination, billing and collection of any Purchased Financing Contract nor the enforcement of any Purchased Financing Contract or Credit Enhancement in accordance with the terms thereof has resulted in the violation of any applicable Laws and (iii) the Seller has not received since September 30, 2001, any written notice of violation of any Law which if adversely determined against the Seller would reasonably be expected to have a Material Adverse Effect. Schedule 3.05(a) sets forth the Authorizations required for the Seller to conduct the Business and, to the Knowledge of the Seller, no other Authorizations are required to conduct the Business as currently conducted in all material respects in compliance with applicable Laws.

          (b) [Intentionally Omitted]

          (c) Notwithstanding the foregoing, this Section 3.05 shall not apply to (i) tax matters, which matters are solely the subject of Section 3.09 and
(ii) intellectual property matters, which are solely the subject of Section 3.14, and (iii) environmental matters, which matters are solely the subject of
Section 3.20.

          Section 3.06. FINANCIAL STATEMENTS; REPORTS.

          (a) [Intentionally Omitted]

          (b) [Intentionally Omitted]

          (c) [Intentionally Omitted]

          (d) All of the Portfolio Information and other data set forth in the Portfolio Tape and the statement of Purchased Assets and Assumed Liabilities, when delivered in accordance with Section 5.07(a), shall be true, correct, complete and accurate in all respects.

          Section 3.07. ABSENCE OF CERTAIN CHANGES.

          (a) Except as set forth on Schedule 3.07(a), from September 30, 2003, to the date of this Agreement, there has not been any material adverse change in the Purchased Assets (other than the Purchased Financing

Contracts), upon any of the Seller's right or ability to own the Purchased Assets (other than the Purchased Financing Contracts), or any development or combination of developments of which the Seller has Knowledge that is reasonably likely to result in any such change, in each case other than any change to the extent resulting from (i) any event, occurrence, state of facts or development generally affecting the industries in which the Business or the Seller operates (other than changes, effects, occurrences or developments specifically relating to or having a disproportionate effect on the Purchased Assets) or (ii) any actions specifically permitted or required to be taken or omitted to be taken pursuant to the terms of this Agreement.

          (b) [Intentionally Omitted]

          (c) From September 30, 2003, to the date of this Agreement, the Seller has not, with respect to any Purchased Asset, (i) waived or committed to waive any rights (other than in the ordinary course of business consistent with past practices with respect to the Purchased Financing Contracts), which waiver would reasonably be expected to have a Material Adverse Effect, (ii) directly or indirectly in any way extended or otherwise restructured the payment schedule, payment terms or any other term or condition of any Purchased Financing Contract, or made any advance, extension, novation, modification or other accommodation to any lessee or Obligor thereunder (other than in the ordinary course of business consistent with the Risk Management Policy For Leasing), (iii) suffered any damage, destruction or casualty loss, whether or not covered by insurance, in excess of $20,000 in the case of any individual loss or $100,000 with respect to the aggregate of all such losses, or (iv) changed, in any material respect, its Documentation, except for changes made in the ordinary course of business consistent with its past practice.

          (d) The Seller has previously delivered to the Purchaser all documents, agreements and other information (whether in writing or in electronic format) pursuant to which the Seller has (i) made or agreed to make any increase in the compensation payable or to become payable to any Transferred Employee, except for regularly scheduled increases in compensation payable or increases otherwise occurring in the ordinary and usual course of business consistent with past practices or (ii) made or agreed to make any material increase in any Seller Benefit Plan.

          (e) Since September 30, 2003, there has been no change in the Risk Management Policy For Leasing.

          Section 3.08. EMPLOYEE BENEFIT PLANS, ETC.

          (a) The Seller has previously delivered to the Purchaser a complete and accurate list of all Seller Benefit Plans. There is no amount or payment arising from or in connection with any Seller Benefit Plan with respect to which any of the Purchaser or the Acquiring Entities are or will be liable to any Person, including any Governmental Entity or any employee of any of the Seller (other than payments of plan benefits in the ordinary course).

          (b) (i) None of the Transferred Employees is represented in his or her capacity as an employee of the Seller by any labor organization; (ii) the Seller, with respect to any Transferred Employee, has not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of such employees, nor has the Seller, with respect to any Transferred Employee, entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent thereof; (iii) there is no union organization activity involving any Transferred Employee, pending or threatened, nor has there been union representation involving any Transferred Employee within the last five years; and (iv) there is no picketing, pending or threatened, and there are no strikes, slowdowns, work stoppages or other job actions, lockouts, arbitrations, grievances or other material labor disputes involving any Transferred Employee, pending or threatened.

          (c) [Intentionally Omitted]

          Section 3.09. TAXES. Except as set forth in Schedule 3.09:

          (a) The Seller (i) has timely filed (or there has been timely filed on their behalf) with the appropriate Governmental Entities all Tax Returns required to be filed with respect to the Purchased Assets, and all such Tax Returns are true, correct and complete in all material respects, and (ii) have paid (or there has been paid on their behalf) all Taxes shown as due and payable to any Governmental Entity, relating to the Purchased Assets or have provided for all such Taxes on their books and records and in accordance with the Accounting Principles. With respect to the Purchased Assets, for any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing or which are being contested in good faith, the Seller has made due and sufficient current accruals for such Taxes on their books and records and in accordance with the Accounting Principles;

          (b) To the Knowledge of the Seller, the Seller has not received any notice from any taxing authority that it is conducting or intends to conduct an audit or investigation with respect to the Purchased Assets. No issue has been raised by a taxing authority in any current or prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any post-Closing period with respect to the Purchased Assets. There are no outstanding waivers in writing or comparable material binding consents regarding the application of any statute of limitations in respect of Taxes relating to any Purchased Assets. No claim has been made by a Governmental Entity in a jurisdiction where the Seller does not file Tax Returns to the effect that the Seller is, or may be subject to taxation by that Governmental Entity by reason of any Purchased Asset;

          (c) [Intentionally Omitted]; and

          (d) There are no Encumbrances for Taxes upon the Purchased Assets, except for Permitted Encumbrances.

          (e) [Intentionally Omitted]

          (f) [Intentionally Omitted]

          Section 3.10. NO REAL PROPERTY. None of the Purchased Assets is comprised of a fee or leasehold interest in any real property.

          Section 3.11. [INTENTIONALLY OMITTED].

          Section 3.12. [INTENTIONALLY OMITTED].

          Section 3.13. LITIGATION AND LIABILITIES. Except as set forth on
Schedule 3.13, there are no civil, criminal or administrative Actions pending (including any counterclaims) or, to the Seller's Knowledge, threatened, against the Seller relating to or affecting any of the Purchased Assets or Assumed Liabilities which if adversely determined against the Seller would reasonably be likely to result in Damages in excess of $100,000. Except as set forth on Schedule 3.13, the Seller is not, has not been the subject of, and to the Seller's Knowledge, has not been threatened with, any Action or Order of any Governmental Entity nor to the Seller's Knowledge have there been any investigations or any threat of investigation, in either case relating to any of the Purchased Assets or Assumed Liabilities or the business practices of the Business (including with respect to the origination, collection, administration, enforcement or foreclosure in respect of any Purchased Assets) from October 1, 2002, through the Closing Date.

          Section 3.14. INTELLECTUAL PROPERTY. Following the consummation of the transactions contemplated by this Agreement, the Seller will have the right to utilize:

          (a) for the uses in which it is currently employed all of the Business Intellectual Property of which the Seller is a licensee, without the necessity of obtaining consent from or paying a fee to another Person, necessary to satisfy the Seller's obligations under the Transition Services Agreement; and

          (b) all of the Business Technology necessary to satisfy the Seller's obligations under the Transition Services Agreement.

          Section 3.15. INSURANCE. Set forth on Schedule 3.15 is a list of all material liability, property, workers compensation, directors and officers' liability and other policies of insurance that insure the Purchased Assets or affect or relate to the ownership, use or operations of any of the Purchased Assets as of the date hereof, all of which are in full force and effect, and no written notice of cancellation or non-renewal has been received by the Seller in respect of any such policies of insurance.

          Section 3.16. TITLE TO PURCHASED ASSETS.

          (a) Except with respect to the Portfolio Property, being the subject of Section 3.19, (i) the Seller owns and has good title to each of the Purchased Financing Contracts and Credit Enhancements included in the Purchased Assets, free and clear of all Encumbrances, other than those Encumbrances described in clause (i) of the definition of Permitted Encumbrances.

          (b) [Intentionally Omitted]

          Section 3.17. CONDUCT OF BUSINESS. Since September 30, 2003, the Seller has used reasonable efforts to preserve substantially intact the Business and has used commercially reasonable efforts to preserve its present relationships consistent with past practices with (i) each Transferred Employee and (ii) each Person having any business relationship which is advantageous to the Business, or the discontinuance of which would reasonably be expected to have a Material Adverse Effect. Since September 30, 2003, the Seller has conducted business with its Affiliates only in the ordinary and usual course and has not dealt with or entered into any contracts, commitments or arrangements with its Affiliates on terms and conditions less favorable to it than would be available in a comparable transaction with a Person not an Affiliate of the Seller.

          Section 3.18. PURCHASED FINANCING CONTRACTS.

          (a) Each Purchased Financing Contract and Credit Enhancement (i) is valid, binding and enforceable by the Seller against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by the Bankruptcy Exception, and (ii) constitutes and arose out of a bona fide business transaction entered into in the ordinary and usual course of business of the Seller, consistent with its past practices.

          (b) Except as set forth on Schedule 3.18(b), (i) each Purchased Financing Contract and Credit Enhancement is, or as of the Closing Date will be, in full force and effect, owned by the Seller free and clear of Encumbrances other than Permitted Encumbrances, and not subject to any defense, offset, claim, right of rescission or counterclaim by the Obligor (with respect to a Purchased Financing Contract) or by the obligor thereunder (with respect to a Credit Enhancement), or any Person claiming under any such right, that would adversely affect the validity or enforceability of such Purchased Financing Contract or Credit Enhancement in accordance with its written terms; (ii) the Seller is not in breach of or default under any Purchased Financing Contract or Credit Enhancement, and, to the Seller's Knowledge, no other event has occurred which, with notice and/or lapse of time, would constitute a default by the Seller; (iii) the Purchased Financing Contracts constitute financing of commercial transactions and, to the Knowledge of the Seller, (A) the Seller has not entered into a Purchased Financing Contract for the purpose of enabling the Obligor under such Purchased Financing Contract to acquire any interest in or the use of any Portfolio Property pursuant to such Financing Contract for personal, family, household or agricultural use or (B) no Obligor is required under any applicable Law to withhold from payments on such Purchased Financing Contracts any interest or other withholdings for payment of Taxes to any Governmental Entity; (iv) except for OP Rental Financing Contracts identified by the codes set forth on Schedule 3.18(g), no Purchased Financing Contract is terminable at the option of the Obligor thereunder except to the extent that such Obligor is required to pay to the Seller a termination fee in an amount not less than the present value of all remaining scheduled payments thereunder discounted at the implicit rate of such Purchased Financing Contract; (v) all payments pursuant to each Purchased Financing Contract are made directly to the Seller;
(vi) the Seller has approved credit applications and otherwise entered into commitments with respect to Purchased Financing Contracts (including Backlog) in a manner consistent with the Risk Management Policy For Leasing, collateral eligibility standards, credit quality classifications and other financing origination policies of the Seller in effect at the time such Purchased Financing Contracts were originated; (vii) no Purchased Financing Contract is an Old Facilities Management Contract or a non-bifurcated Financing Contract under which the Seller has service and/or maintenance obligations; and (viii) between the date hereof and Closing, no Financing Contract which (A) is accounted for on the Seller's Infolease system has been deleted therefrom except upon expiration or run off of such Financing Contract provided that the Obligor is no longer making payments thereunder, except in the ordinary course of the Business, consistent with past practices and (B) would be added to the Seller's Infolease system in the ordinary course of the Business, consistent with past practices, was not so added.

          (c) No Purchased Financing Contract is subject to any debt subordination agreement, participation agreement, intercreditor agreement, owner trust agreement, purchase agreement, collateral sharing agreement, residual sharing agreement, remarketing agreement or vendor recourse agreement and no Purchased Financing Contract is subject to any Syndication Agreements, in each case, that is not in writing and accurately reflected in the credit and legal files for such Purchased Financing Contract.

          (d) Schedule 3.18(d) sets forth a list of each Credit Enhancement that is a letter of credit with a maximum amount drawable thereunder in excess of $50,000, in the case of any Credit Enhancement in respect of any Financing Contract constituting a Purchased Asset. Except as set forth on Schedule 3.18(d), the Seller has collateral monitoring systems which accurately reflect and track the expiration dates of all Credit Enhancements in respect of the Purchased Assets which are in the form of letters of credit.

          (e) Each Purchased Financing Contract and Credit Enhancement comprising part of the Purchased Assets is expressly governed by the Laws of a province or territory of Canada, and each Obligor under a Purchased Financing Contract comprising part of the Purchased Assets is located in Canada.

          (f) Except as set forth on Schedule 3.18(f), the Seller maintains in the credit and legal files for each Purchased Financing Contract: (i) all amendments, modifications, waivers, extensions, cancellations and releases in respect of such Purchased Financing Contract, (ii) fully executed originals of each lease or note (and an executed original or a true and correct copy of all other documents) comprising such Purchased Financing Contract, related Credit Enhancements and all other Documents required by the Seller's credit or investment approval, and (iii) documentation sufficient to establish the Original Equipment Cost of all Portfolio Property subject to such Purchased Financing Contract for purposes of determining personal property Tax liability.

          (g) Schedule 3.18(g) sets forth the codes in the Seller's Infolease financial and accounting system that identify each of the following types of Purchased

Financing Contracts: (i) "rental leases" and (ii) "flow- through leases." The classification of such Purchased Financing Contracts using such codes completely and accurately identifies all such Purchased Financing Contracts.

          (h) The list attached as Schedule 3.18(b) sets forth all current outstanding Financing Contracts of the Seller which were originated despite material noncompliance of such Financing Contract or the related Obligor with the Seller's Risk Management Policy for Leasing in effect at the time such Financing Contract was originated. Upon a Financing Contract being included in the Seller's "Historic Exceptions List", such Financing Contract remains on such list until such Financing Contract is paid (including paid upon upgrade of the relevant equipment), written off or repurchased by the Seller.

          (i) The Seller's Infolease System used in the Business has accounted for all Zero Dollar NBV Financing Contracts that are funded.

          Section 3.19. PORTFOLIO PROPERTY.

          (a) (i) The Seller has, with respect to each item of Portfolio Property, either (A) good and valid title to such Portfolio Property, free and clear of all Encumbrances other than those Encumbrances described in clauses
(i) through (v) of the definition of Permitted Encumbrances, or (B) a valid first priority security interest on such Portfolio Property that is governed by or subject to a Purchased Financing Contract which has been duly perfected (including but not limited to pursuant to all appropriate Personal Property Security Act filings), when and as required by the Seller's written operating procedures pertaining to such matters, a copy of which is set forth on
Schedule 3.19(a); (ii) none of the Portfolio Property is a vessel, an aircraft or a vehicle; and (iii) no Person has an option to purchase any item of Portfolio Property for a fixed amount less than the greater of (A) the Residual thereof or (B) the amount set forth in the Purchased Financing Contract covering such Portfolio Property.

          (b) (i) The Seller has not taken action or failed to take any action in respect of any Portfolio Property, which would be reasonably likely to impair or prejudice the validity or enforceability of any manufacturer's warranty in respect of such Portfolio Property, and the Seller has not amended, cancelled, modified, assigned or encumbered any of such warranties (other than as provided in the related Purchased Financing Contracts); and
(ii) except as set forth on Schedule 3.19(b), the Seller has not entered into a Purchased Financing Contract (other than "OP Rental Financing Contracts") on the assumption that the risk of loss in respect of the related Portfolio Property would be borne by the Seller, and each Obligor under a Purchased Financing Contract (and not the Seller or any other Person) is required to provide insurance against loss or damage with respect to the Portfolio Property subject to or governed by such Purchased Financing Contract pursuant to (x) the terms of the standard form of the Purchased Financing Contract or
(y) the credit policies of the Business through insurance policies issued by unaffiliated insurers or, if permitted by the terms of the applicable credit approval, through self-insurance.

          (c) Each item of Portfolio Property is comprised exclusively of (i) document processing and imaging goods (including all replacement parts, additions and repairs thereto and any accessories incorporated therein and/or affixed thereto), (ii) the right to use and transfer by license, sublease or otherwise, any software included with any such Portfolio Property and (iii) other office equipment and furnishings.

          (d) Except as set forth on Schedule 3.19(d), each item of Portfolio Property comprising part of the Purchased Assets was, at origination of the related Purchased Financing Contract, and, to the Knowledge of the Seller has been thereafter, located within Canada.

          Section 3.20. ENVIRONMENTAL MATTERS. (i) There are no Actions against the Seller under any Environmental Law that are (a) pending or to the Seller's Knowledge, threatened, involving the Purchased Assets which, if adversely determined against the Seller would reasonably be likely to result in Damages in excess of $100,000 or (b) to the Seller's Knowledge, pending or threatened, involving the Portfolio Property; (ii) to the Seller's Knowledge, all of the Portfolio Property, is in compliance with applicable Environmental Laws; (iii) the Seller conducts, and since September 30, 2001 has conducted, the Business in compliance with all applicable Environmental Laws; (iv) the Seller has all, and is in compliance with, its Authorizations required under Environmental Laws to conduct the Business; (v) the Seller has not, since September 30, 2001, received any written notice alleging that the Business is in violation of, or any has any liability under any Environmental Law; (vi) the Seller has not, since September 30, 2001, received any request for information pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. {section} 9601 et seq, (CERCLA) or similar state statutes, or any notice letter under CERCLA or similar state statutes alleging that the Seller is a potentially responsible party with respect to the investigation or cleanup of any Release of Hazardous Material at any location; and (vii) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any claim or Action against the Seller under any Environmental Law, which if adversely determined against the Seller, would reasonably be likely to result in Damages in excess of $100,000, provided, however, in the case of clauses (i) through (vii) without giving effect to any amendment or supplement from and after the date hereof of such Environmental Laws.

          Section 3.21. [INTENTIONALLY OMITTED].

          Section 3.22. BROKERS' OR FINDERS' FEES, ETC. Except as previously disclosed to the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller and the Purchaser is not nor shall at or after Closing be, obligated to pay any such fees or commissions to any Person.

          Section 3.23 RESIDENCY. The Seller is not a non-resident of Canada for the purposes of the Tax Act.

          Section 3.24 GST AND QST. The Seller is registered for GST and QST purposes and its registration numbers for such purposes are 873008189 RT 0010 and 1020908293, respectively.

                                                                     EXHIBIT C



                        REPRESENTATIONS AND WARRANTIES
                                      OF
                                 THE PURCHASER

          Section 4.01. ORGANIZATION AND GOOD STANDING.

          (a) The Purchaser (i) is a partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and (ii) has the requisite power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated hereby or to carry on its business as now being conducted. Each of the Partners (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of establishment and (ii) has the requisite power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated hereby or to carry on its business as now being conducted. The Partners are all the partners of the Partnership.

          (b) GE US (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) has the requisite power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on its ability to execute, deliver and perform its obligations under the GE Guaranty.

          Section 4.02. CORPORATE AUTHORITY.

          (a) The Purchaser has all requisite power and authority to execute and deliver, and to perform the Purchaser's obligations under, this Agreement, each Ancillary Agreement and the other documents to be executed and delivered by the Purchaser pursuant hereto or thereto. Each of this Agreement, the Ancillary Agreements and the other documents to be executed and delivered by the Purchaser pursuant hereto or thereto has been duly authorized by all necessary action and has been (or, in the case of the Ancillary Agreements and the other documents to be delivered at Closing, will be at the Closing) duly executed and delivered by the Purchaser and is (or will be at the Closing) the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by the Bankruptcy Exception.

          (b) GE US has all requisite power and authority to execute and deliver, and to perform its obligations under, the GE Guaranty and the other documents to be executed and delivered by it pursuant hereto or thereto. Each of the GE Guaranty and the other documents to be executed and delivered by GE US pursuant hereto or thereto has been duly authorized by all necessary action and has been (or the GE Guaranty will be at the Closing) duly executed and delivered by GE US and is (or will be at the Closing) the



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valid and binding obligation of GE US, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by the Bankruptcy Exception.

          Section 4.03. NO CONFLICTS.

          (a) Neither the execution and delivery of this Agreement by the Purchaser, any Ancillary Agreement or any other document to be executed and delivered in connection herewith or therewith by the Purchaser, nor the compliance by the Purchaser with the terms and provisions hereof or thereof, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby will conflict with, constitute a default under, or result in a breach of any of the terms, conditions or provisions of, or create a right of termination or cancellation (determined without giving effect to the provisions of Section 2.07 hereof) under, (i) the partnership agreement of the Purchaser, (ii) any Law to which the Purchaser or any of its Property is subject or (iii) any agreement, contract or commitment to which the Purchaser is a party or to which any of its Property is subject, except for such conflicts, defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated herein.

          (b) Neither the execution and delivery by GE US of the GE Guaranty or any other document to be executed and delivered by GE US in connection herewith or therewith nor compliance by GE US with the terms and provisions thereof nor the consummation by GE US of the transactions contemplated thereby will constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of termination or cancellation (determined without giving effect to the provisions of Section 2.07) under (i) the certificate of incorporation (or equivalent document) or by-laws (or equivalent document) of GE US or (ii) any Law to which GE US is subject.

          Section 4.04. CONSENTS. The execution and delivery of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by the Purchaser pursuant hereto or thereto or the consummation by the Purchaser of the transactions contemplated hereby or thereby, will neither require any notices, reports or other filings to be made by the Purchaser with, nor require any consents, licenses, permits, Authorizations or approvals required to be obtained by the Purchaser from, (i) any Governmental Entity or
(ii) any other Person, other than the failure of which to obtain or make in respect of this clause (ii) would not reasonably be expected to have a material adverse effect.

          Section 4.05. AVAILABLE FUNDS. The Purchaser has or has available to it all funds necessary to satisfy all of its obligations hereunder, and its ability to consummate the transactions contemplated by this Agreement is not dependent or conditional upon the receipt of financing (whether debt or equity) from any third party.

          Section 4.06. BROKERS' OR FINDERS' FEES, ETC. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in



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connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

          Section 4.07. GST AND QST. The Purchaser is registered for GST and QST purposes and its registration numbers for such purposes are 869583906 and 1205283150, respectively. To the extent any Acquiring Entity's purchase of any Purchased Assets is subject of GST or QST, the Acquiring Entity shall be registered for GST and QST, respectively, and its registration numbers therefor shall be as set forth on a certificate to be delivered at Closing by the Purchaser pursuant to Section 6.02(a).

          Section 4.08. PROVINCIAL SALES TAX. The Purchaser is registered for provincial sales tax in the Provinces of Ontario, British Columbia, Saskatchewan, Manitoba and Prince Edward Island and its registration numbers for such purposes are 8273-4755, R363033, 1958818, 054525-1 and 191867,
respectively. To the extent any Acquiring Entity's purchase of any Purchased Assets is subject of any provincial sales tax in the Provinces of Ontario, British Columbia, Saskatchewan, Manitoba or Prince Edward Island, the Acquiring Entity shall be registered for provincial sales tax in such province(s) and its registration numbers therefor shall be as set forth on the certificate to be delivered at Closing by the Purchaser pursuant to Section 6.02(a).





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